Exhibit 10.36

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MYKROLIS CORPORATION,

STINGRAY MERGER CORPORATION,

EXTRACTION SYSTEMS, INC.

AND

THE REPRESENTATIVE OF THE HOLDERS

OF ALL OF THE CAPITAL STOCK OF

EXTRACTION SYSTEMS, INC.

Dated as of March 3, 2005

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TABLE OF CONTENTS

1. The Merger		24
1.1.	The Merger	24
1.2.	Effective Time; Closing	25
1.3.	Effect of the Merger	25
1.4.	Articles of Organization, By-laws.	25
1.5.	Directors and Officers	25
1.6.	Appointment of Representative	25
2. Conversion and Exchange of Securities		26
2.1.	Effect on Capital Stock	26
2.2.	Surrender of Certificates.	29
2.3.	Adjustments.	31
2.4.	Taking of Necessary Action; Further Action	33
3. Representations and Warranties of the Company		34
3.1.	Organization and Standing	34
3.2.	Capitalization and Ownership of Shares.	34
3.3.	Subsidiaries	36
3.4.	Securityholder Lists and Agreements	36
3.5.	Authority for Agreement.	36
3.6.	Governmental Consents	37
3.7.	Financial Statements	38
3.8.	Absence of Changes	38
3.9.	Absence of Undisclosed Liabilities	39
3.10.	Taxes	39
3.11.	Property	40
3.12.	Contracts	40
3.13.	Benefit Plans	42
3.14.	Intellectual Property.	43
3.15.	Accounts Receivable	46
3.16.	Customers	46
3.17.	Government Funding	46
3.18.	Insurance	46
3.19.	Personnel.	46
3.20.	Litigation	47
3.21.	Environmental Matters.	47
3.22.	Compliance with Instruments; Laws; Governmental Authorizations	48
3.23.	Banking Relationships	48
3.24.	Books and Records	48
3.25.	Brokers and Finders	48
3.26.	Information Supplied to Company Stockholders	48
3.27.	Certain Agreements Affected by the Merger	49

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3.28.	Anti-Takeover Statute Not Applicable	49
3.29.	Certain Relationships and Related Transactions	49
3.30.	Information Statement	49
3.31.	Disclosures	49
4. Representations and Warranties by Parent and Merger Sub		50
4.1.	Organization and Standing	50
4.2.	Authority for Agreement.	50
4.3.	Brokers and Finders	50
4.4.	Litigation	50
5. Conduct of Business.		51
5.1.	Conduct of the Company’s Business Prior to Closing	51
6. Additional Agreements.		53
6.1.	Requisite Approvals.	53
6.2.	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.	54
6.3.	Public Disclosure	55
6.4.	Regulatory Filings; Reasonable Efforts.	55
6.5.	Advice of Changes	56
6.6.	Cooperation	57
6.7.	Notice to Optionholders and Warrantholders	57
6.8.	Employee Benefit Plans	57
6.9.	Representative.	57
6.10.	Employee Matters	58
6.11.	Audit and Interim Balance Sheets	58
7. Conditions Precedent to the Obligations of Each Party to Effect the Merger		58
7.1.	Stockholder Approvals	58
7.2.	No Order	58
8. Additional Conditions Precedent to the Obligations of Parent and Merger Sub		58
8.1.	Representations, Warranties and Covenants	58
8.2.	No Material Adverse Changes	59
8.3.	Receipt of Stockholder Approval	59
8.4.	Secretary’s Certificate	59
8.5.	Compliance Certificate	59
8.6.	Articles of Merger	59
8.7.	Government Approvals and Required Consents	59
8.8.	Escrow Agreement	59
8.9.	Books and Records	59
8.10.	Resignation of Officers and Directors	59
8.11.	Government Litigation and Legal Requirements	59
8.12.	Termination of 401(k) Plan	60
8.13.	Conversion of Company Preferred Stock	60
8.14.	Indemnification Agreements	60
8.15.	Options and Warrants	60
8.16.	Termination of Certain Contracts	60
8.17.	Opinion of Counsel	60

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8.18.	General	60
9. Conditions Precedent to Obligations of the Company		60
9.1.	Representations, Warranties and Covenants	60
9.2.	Compliance Certificate	61
9.3.	Escrow Agreement	61
9.4.	Articles of Merger	61
9.5.	Secretary’s or Assistant Secretary’s Certificates	61
9.6.	Government Litigation and Legal Requirements	61
9.7.	Opinion of Counsel	61
9.8.	General	61
10. Survival		61
11. Termination.		62
11.1.	Termination prior to the Effective Time of the Merger	62
11.2.	Notice of Termination; Effect of Termination	63
11.3.	Fees and Expenses	63
12. Indemnification.		63
12.1.	Indemnity by Company Securityholders.	63
12.2.	Certification of Claims	65
12.3.	Third Party Actions	65
12.4.	Definition of Damages; Other Matters.	66
12.5.	Remedies Available	66
13. Representative.		66
13.1.	Powers of the Representative	66
13.2.	Claims by Parent.	67
13.3.	Notices	68
13.4.	Agreement of the Representative	68
13.5.	Reimbursement and Liability of Representative.	68
13.6.	Reliance on Representative	68
14. Miscellaneous.		69
14.1.	Notices	69
14.2.	Successors and Assigns	70
14.3.	Descriptive Headings	70
14.4.	Counterparts	70
14.5.	Severability	70
14.6.	Third Parties	71
14.7.	Definition of Knowledge	71
14.8.	Governing Law	71
14.9.	Entire Agreement	71
14.10.	Amendments; No Waiver	71
15. Definition Glossary		72

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made as of March 3, 2005 (this “Agreement”) by and among Mykrolis Corporation, a Delaware corporation (“Parent”), Stingray Merger Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Extraction Systems, Inc., a Massachusetts corporation (the “Company”), and the Representative (as defined below). The holders of all of the outstanding Common Stock, no par value, of the Company (the “Company Common Stock”), and Preferred Stock, par value $.01 per share, of the Company (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Stock”) are collectively referred to as the “Company Stockholders,” and the Company Stockholders together with the holders of all other equity securities of the Company (including, without limitation, securities exercisable for, or convertible into, equity securities of the Company) are collectively referred to herein as the “Company Securityholders.”

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the State of Delaware (“Delaware Law”) and the Commonwealth of Massachusetts (“Massachusetts Law”), as the case may be, this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1).

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain executive officers and key employees of the Company are entering into Non-Competition and Non-Solicitation Agreements (collectively, the “Non-Competition and Non-Solicitation Agreements”), the effectiveness of which are contingent upon the consummation of the Merger.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain employees of the Company are delivering countersigned employment offer letters accepting employment with Parent, the effectiveness of which are contingent upon the consummation of the Merger.

E. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1. The Merger

1.1 The Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the Massachusetts Business Corporation Act (the “MBCA”), Merger Sub shall be merged (the “Merger”) with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

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1.2 Effective Time; Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable (and in no event later than five business days) after the satisfaction or waiver of each of the conditions set forth in Sections 7, 8 and 9 below or at such other time as the parties agree (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of the Commonwealth of Massachusetts, as contemplated by the MBCA and in the form attached hereto as Exhibit A (the “Articles of Merger”), and make all other filings or recordings required by Massachusetts Law in connection with the Merger. The Merger shall be effective upon the later of: (a) the date and time of the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, or (b) such other date and time as may be specified in the Articles of Merger (such later date being referred to as the “Effective Time”). The Closing shall take place at 10:00 a.m., Eastern Time, on the Closing Date at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts.

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4. Articles of Organization, By-laws.

(a) Articles of Organization. At the Effective Time, the Articles of Organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with the MBCA, except that, at the Effective Time, Article I of such Articles of Organization shall be amended, as set forth in the Articles of Merger, to read as follows: “The exact name of the corporation is Extraction Systems, Inc. (hereinafter, the “Corporation”).”

(b) By-laws. At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the MBCA and such by-laws.

1.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and by-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6.	Appointment of Representative. The Company Stockholders, by written agreement or by virtue of having approved and adopted this Agreement under the MBCA, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Richard Condon, who may act individually, (individually and, together with his permitted successors, the “Representative”), as their true and lawful agent, proxy and attorney-in-fact to exercise all or any of the powers, authority and discretion conferred on him under this Agreement (including, without limitation, Section 13) or

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any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby (including, without limitation, the Escrow Agreement (as defined below)). The Representative agrees to act as, and to undertake the duties and responsibilities of, such agent, proxy and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable.

2. Conversion and Exchange of Securities

2.1. Effect on Capital Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Securityholder:

(a) Conversion of Securities.

(i) Except as otherwise provided in Section 2.1(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined below)), including without limitation any and all shares of Company Common Stock issued upon conversion of shares of Company Preferred Stock in accordance with the Merger Consent (as defined below), shall be converted into the right to receive, subject to Section 2.1(f), the appropriate Allocable Portion of the Merger Consideration (as defined below) in cash, payable to the holder thereof, without interest, upon the surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein. For purposes of this Agreement, with respect to each share of Company Common Stock, the “Allocable Portion of the Merger Consideration” shall mean an amount equal to a fraction, the numerator of which is equal to the Merger Consideration, and the denominator of which is the sum of (X) aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock issued after the date hereof but prior to the Effective Time pursuant to the exercise of currently outstanding Company Options (as defined below) or Warrants (as defined below) or the conversion of shares of Company Preferred Stock), (Y) the number of shares of Company Common Stock subject to Company Options outstanding and vested immediately prior to the Effective Time (including such Company Options which become vested upon consummation of the transactions contemplated by this Agreement) (the “Vested Company Options”) and (Z) the number of shares of Company Common Stock subject to Warrants.

(ii) The Company shall use its best efforts to cause the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock in accordance with the Merger Consent such that, at and as of the time that is immediately prior to the Effective Time there shall be no shares of Company Preferred Stock issued and outstanding.

(iii) The “Merger Consideration” shall equal:

(1) $25,000,000, plus

(2) the aggregate amount (but not in excess of the lesser of (A) $541,664.00 and (B) the Estimated Seller Expenses) of the exercise prices payable in respect of all Warrants outstanding and vested immediately prior to the date hereof and to be cancelled pursuant to Section 2.1(e)(iii), plus

(3) 50% of the aggregate amount (but not in excess of (a) the Estimated Seller Expenses less (b) the amount calculated pursuant to clause (2) above) of the exercise price payable in respect of all Company Options outstanding and vested immediately prior to the Effective Time and to be cancelled pursuant to Section 2.1(e)(ii), minus

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(4) the amount of Estimated Seller Expenses, minus

(5) the amount of the Estimated Working Capital Adjustment.

The term “Estimated Seller Expenses” shall mean the Seller Expenses as agreed in good faith by the Company and Parent no later than three business days prior to the Closing Date. The term “Seller Expenses” shall mean any and all Transaction Expenses (as defined below) of the Company, any of its Subsidiaries or, to the extent that the Company, or any of its Subsidiaries may pay or reimburse others or may otherwise be or become obligated to pay or reimburse others or may be or become liable, any Company Securityholder; provided, however, that for avoidance of doubt the Company and Parent acknowledge and agree that the bonus payable to Robert E. Brierley that is contingent upon the closing of the Merger (such bonus not to exceed $100,000) shall not be considered a “Seller Expense”. A statement of Estimated Seller Expenses shall be attached to this Agreement as Schedule 2.1(a)(iii)(X).

The term “Estimated Working Capital Adjustment” shall mean the good faith estimate of the Working Capital Adjustment as agreed by the Company and Parent no later than three business days prior to the Closing Date. A statement of Estimated Working Capital Adjustment shall be attached to this Agreement as Schedule 2.1(a)(iii)(Y). The term “Working Capital Adjustment” shall mean the aggregate amount payable to Parent from the Escrow Funds pursuant to Section 2.3(c) (without giving effect to Section 2.3(g)) as of the date of determination provided for in Section 2.3(c).

(iv) From and after the Effective Time, each such converted share of Company Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the appropriate Allocable Portion of the Merger Consideration with respect to such share, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such Dissenting Shares as determined in accordance with the applicable provisions of the MBCA. Section 2.1(a)(iv) of the Disclosure Schedule sets forth the following information with respect to each Company Stockholder: (a) the aggregate Allocable Portion of the Merger Consideration that would have been payable to such Company Stockholder in accordance with the terms hereof and in the manner provided herein in respect of all of the shares of Company Stock owned by such Company Stockholder (based upon an estimate of the Estimated Seller Expenses and Estimated Working Capital Adjustment identified therein), subject to withholding for taxes as described in Section 2.2(e) (such applicable amount, with respect to each Company Stockholder, the “Aggregate Allocable Portion of the Merger Consideration”); (b) that portion, if any, of such Company Stockholder’s Aggregate Allocable Portion of the Merger Consideration that would have been deliverable, on behalf of such holder, to the Escrow Agent (as defined below) pursuant to Section 2.1(f) (based upon an estimate of the Estimated Seller Expenses and Estimated Working Capital Adjustment identified therein), as part of the Escrow Amount (as defined below) (such applicable amount, with respect to each Company Stockholder, the “Aggregate Allocable Portion of the Escrow Amount”); and (c) the mailing address of such Company Stockholder; provided, however, that the Company and Parent shall agree to update Section 2.1(a)(iv) of the Disclosure Schedule immediately prior to the Closing Date to reflect the actual Estimated Seller Expenses and Estimated Working Capital Adjustment, and to give effect to the exercise between the date hereof and the Effective Time of any currently outstanding Company Options or Warrants under the terms thereof or the conversion of shares of Company

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Preferred Stock under the terms thereof. In addition, Section 2.1(a)(iv) of the Disclosure Schedule sets forth the names of the holders of all Company Options and Warrants and the amounts and nature of the Company Options and/or Warrants held by each such holder.

(b) Cancellation. Each share of Company Stock owned by the Company as treasury stock or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Shares of Dissenting Holders. Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of Company Stock with respect to which appraisal or dissenters’ rights, if any, are granted by reason of the Merger under the MBCA and who does not vote in favor of the Merger and who otherwise complies with Part 13 of the MBCA (“Dissenting Shares”) shall not be entitled to receive any portion of his, her or its Aggregate Allocable Portion of the Merger Consideration and the Dissenting Shares held by such holder shall not be so converted pursuant to Section 2.1(a) (or in the event that such appraisal rights are properly asserted after the Effective Time, the shares of Company Stock with respect to which such rights are asserted shall be deemed not to have converted pursuant to Section 2.1(a) notwithstanding the provisions of Section 2.1(a)), unless such holder fails to perfect, effectively withdraws or loses his, her or its right to appraisal or to dissent from the Merger under the MBCA, as applicable, prior to or following the Effective Time. At the Effective Time (or after the Effective Time with respect to shares of Company Common Stock with respect to which appraisal rights are properly asserted after the Effective Time), all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders thereof shall be entitled to receive only the payment provided for by Part 13 of the MBCA. If any such Company Stockholder so fails to perfect, effectively withdraws or loses his, her or its right to appraisal or to dissent from the Merger under the MBCA prior to or following the Effective Time, his, her or its Dissenting Shares shall thereupon be deemed to have been converted pursuant to Section 2.1(a), as of the Effective Time, into the right to receive his, her or its Aggregate Allocable Portion of the Merger Consideration in accordance with the terms hereof and in the manner provided herein. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal or payment of the fair value of any shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the MBCA and (ii) the opportunity to participate in, or, if the Company elects not to direct such actions itself, to direct all negotiations and proceedings with respect to demands for appraisal or payment under the MBCA. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Any payments relating to the Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Parent or any of Parent’s other direct or indirect subsidiaries for such payment.

(e) Company Options and Warrants.

(i) As soon as practicable following the Closing, but effective as of the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under a Company equity incentive plan (each such option, a “Company Option,” and collectively, the “Company Options,” and each such equity incentive plan, an “Option Plan” and collectively, the “Option Plans”) that is not vested and exercisable as of the Effective Time, shall be cancelled as of the Effective Time without any payment in respect thereof.

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(ii) Each outstanding Company Option that is vested and exercisable at the Effective Time shall be canceled as of the Effective Time in exchange for the right to receive, subject to Section 2.1(f), a lump sum cash payment equal to the difference of (A) the product of (x) the appropriate portion of Allocable Portion of the Merger Consideration attributable to one share of Company Common Stock multiplied by (y) the number of shares of Company Common Stock subject to such option minus (B) the aggregate amount of the exercise prices payable in respect of such Option. Such payment, subject to the portion of such payment to be placed in escrow pursuant to Section 2.1(f), shall be made immediately following the Effective Time.

(iii) Each outstanding Warrant that is exercisable as of the Effective Time shall be canceled as of the Effective Time in exchange for the right to receive, subject to Section 2.1(f), a lump sum cash payment equal to the difference of (A) the product of (x) the appropriate Allocable Portion of the Merger Consideration attributable to one share of Company Common Stock multiplied by (y) the number of shares of Company Common Stock subject to such Warrant minus (B) the aggregate amount of the exercise prices payable in respect of such Warrant. Such payment, subject to the portion of such payment to be placed in escrow pursuant to Section 2.1(f), shall be made immediately following the Effective Time.

(iv) Each outstanding Warrant that is not vested and exercisable as of the Effective Time, shall be cancelled as of the Effective Time without any payment in respect thereof.

(f) Escrow. At the Effective Time, Parent shall deliver, or cause to be delivered, on behalf of the Company Securityholders, an aggregate amount equal to ten percent (10%) of the Merger Consideration (the “Escrow Amount”), which amount would otherwise have been deliverable to the Company Securityholders pursuant to Section 2.1(a), to Wachovia Bank N.A. (the “Escrow Agent”), as Escrow Agent under an Escrow Agreement to be entered into on the Closing Date by and among Parent, the Representative, on behalf of the Company Securityholders, and the Escrow Agent in the form attached hereto as Exhibit B (the “Escrow Agreement”), for deposit into an account (the “Escrow Account”) established pursuant to the Escrow Agreement. The Escrow Amount, together with all interest and earnings thereon while held in escrow under the Escrow Agreement, are referred to collectively in this Agreement as the “Escrow Funds.” The Escrow Agreement provides Parent with recourse against the Escrow Funds with respect to the Company Securityholders’ indemnification obligations under Section 12, subject to the terms and conditions set forth therein. The Escrow Funds (or any portion thereof) shall be distributed to the Representative, on behalf of the Company Securityholders, and Parent at the times, and upon the terms and conditions set forth in the Escrow Agreement. Subject to Section 13.5, the Representative will promptly distribute any and all Escrow Funds received by the Representative, on behalf of the Company Securityholders, from the Escrow Agent to the Company Securityholders in accordance with each Company Securityholder’s Pro Rata Share (as defined below) of such distribution. Each Company Securityholder’s “Pro Rata Share” shall be a fraction identified on a schedule or exhibit to the Escrow Agreement, which shall represent the percentage of the aggregate Merger Consideration payable hereunder that is payable to such Company Securityholder; provided, however, any holder of Dissenting Shares shall not be deemed to be a Company Securityholder for purposes of such determination.

2.2 Surrender of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, with Wachovia Bank N.A. (the “Paying Agent”), for the benefit of the Company Stockholders, an amount equal to the aggregate amount required to be paid to the Company Stockholders pursuant to Section 2.1(a)(i) minus the Escrow Amount. Such funds shall be invested as directed

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by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the Company Stockholders. Earnings from such investments, if any, shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the Company Stockholders.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each Company Stockholder at the Effective Time (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificate(s) representing all of the Company Stock shall pass, only upon delivery of the certificate(s) to the Paying Agent and shall be in such form and have such other reasonable provisions not inconsistent with this Agreement as Parent may specify) and (ii) instructions for use in effecting the surrender of certificate(s) representing all of the shares the Company Stock held by him, her or it in exchange for his, her or its Initial Merger Payment (as defined below). The letter of transmittal shall include the agreement by each Company Stockholder to irrevocably constitute and appoint, effective as of the Effective Time, the Representative, as his, her or its true and lawful agent, proxy and attorney-in-fact to exercise all or any of the powers, authority and discretion conferred on him, her or it under this Agreement and a waiver of any appraisal rights such Company Stockholder may have under Part 13 of the MBCA. The receipt of the appropriate Initial Merger Payment by any Company Stockholder is conditioned upon the execution and delivery of such transmittal letter containing such appointment and waiver. After the Effective Time, within two business days after receipt by the Paying Agent of certificate(s), properly endorsed or otherwise in proper form for transfer, representing all the shares of Company Stock held by any Company Stockholder for cancellation, together with such letter of transmittal, duly executed, the Paying Agent shall, in exchange therefor, pay to such Company Stockholder an amount equal to such Company Stockholder’s Aggregate Allocable Portion of the Merger Consideration less such Company Stockholder’s Aggregate Allocable Portion of the Escrow Amount (such amount, with respect to each such Company Stockholder, being the “Initial Merger Payment”), if any, but without interest, and the certificate(s) so surrendered shall forthwith be cancelled. If payment of any portion of any such amount is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (i) shall have paid any transfer and other taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the satisfaction of the Surviving Corporation that such tax has been paid, or (ii) shall have established to the satisfaction of the Surviving Corporation that such tax is not applicable. Until surrendered as contemplated by this Section 2.2, each certificate representing shares of Company Stock shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the applicable Allocable Portion of the Merger Consideration in respect of each share of Company Stock represented thereby in accordance with the terms hereof and in the manner provided herein.

(c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements (as defined below). After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in this Section 2, any presented certificate representing shares of Company Stock outstanding immediately prior to the Effective Time.

(d) Termination of Fund; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any

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funds (including, without limitation, any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Company Stockholders, and thereafter such Company Stockholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof with respect to the payments provided in Section 2.2(b), upon due surrender of their certificates, without any interest thereon. Notwithstanding the foregoing, none of the Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a certificate representing shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. Any amounts remaining unclaimed by Company Stockholders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become the property of any Governmental Authority (as defined below)) shall become, to the extent permitted by applicable Legal Requirements, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(e) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from payment of the appropriate Aggregate Allocable Portion of the Merger Consideration or the consideration to be paid under Section 2.1(e)(ii) (in either case, or any portion thereof) or otherwise payable pursuant to this Agreement to any Company Stockholder or any holder of Options or Warrants such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Legal Requirement. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificate(s) representing shares of Company Stock shall have been lost, stolen or destroyed, Parent shall instruct the Paying Agent to issue in exchange therefor, upon the making of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to the Parent, such Company Stockholder’s Initial Merger Payment as provided in this Section 2; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an agreement of indemnification, in form reasonably satisfactory to Parent, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

(g) Dissenting Shares. The provisions of this Section 2.2 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.2 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares his, her or its Aggregate Allocable Portion of the Merger Consideration in accordance with the terms hereof and in the manner provided herein.

2.3. Adjustments.

(a) Within 20 business days after the Effective Time, Parent shall present to the Representative, on behalf of the Company Securityholders, its determination of the Net Working Capital, Stockholders’ Equity and Net Cash (each as defined below) along with appropriate supporting documentation. Parent and the Representative shall use their reasonable efforts to agree upon the Net Working Capital, Stockholders’ Equity and Net Cash within 20 business days after the delivery of such initial determination. In connection with their review of the Parent’s determination of the Net Working Capital, Stockholders’ Equity and Net Cash, Parent’s and the Representative’s respective accountants, counsel and other representatives shall have: (i) reasonable access to all of the Company’s and its Subsidiaries’ properties, books, Contracts, records and personnel related to such determination and (ii) reasonable access to all other information concerning such determination.

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(b) If Parent and the Representative do not agree upon the amount of the Net Working Capital, Stockholders’ Equity or Net Cash within 20 business days after the delivery of the initial determination thereof referred to in paragraph (a) above, thereafter either Parent or the Representative may direct Ernst & Young LLP (the “Accountants”) to determine the disputed Net Working Capital, Stockholders’ Equity and Net Cash. If the issues in dispute are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants and the other party such work papers and other documents and information relating to the disputed issues as the Accountants or such other party may reasonably request that are available to that party or parties, or its or their independent public accountants, and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the Accountants shall consider only those items or amounts in the calculation of the Net Working Capital, Stockholders’ Equity and Net Cash as to which the Parent and Representative have disagreed; (iii) the determination by the Accountants, as set forth in a notice delivered to Parent and the Representative by the Accountants, will be made and such notice shall be so delivered within 45 days after the Representative or Parent first gives notice that it is directing the Accountants to determine the Net Working Capital, Stockholders’ Equity and Net Cash. The Accountants’ determination of the disputed Net Working Capital, Stockholders’ Equity and Net Cash shall be binding and conclusive on the parties, not subject to appeal or any proceeding of any type brought by any party. Fifty percent (50%) of the costs of the Accountants’ services in making such determination shall be treated as Seller Expenses under this Agreement, subject to reimbursement by a claim for indemnification pursuant to Section 12.1(a)(iii).

(c) On the second business day following any agreement by Parent and the Representative upon the Net Working Capital, Stockholders’ Equity and Net Cash or, in the absence of such an agreement, the date that the Accountants deliver the notice to Parent and the Representative finally determining the Net Working Capital, Stockholders’ Equity and Net Cash pursuant to Section 2.3(b):

(i) if the Net Working Capital (as so finally agreed or determined) is less than $6,200,000, the Representative, on behalf of the Company Securityholders, shall direct the Escrow Agent to pay to Parent the amount by which $6,200,000 exceeds the Net Working Capital (as so finally agreed or determined) from the Escrow Funds;

(ii) if the Stockholders’ Equity (as so finally agreed or determined) is less than $4,100,000, the Representative, on behalf of the Company Securityholders, shall direct the Escrow Agent to pay to Parent the amount by which $4,100,000 exceeds the Stockholders’ Equity (as so finally agreed or determined) from the Escrow Funds; and

(iii) if the Net Cash (as so finally agreed or determined) is less than $525,000, the Representative, on behalf of the Company Securityholders, shall direct the Escrow Agent to pay to Parent the amount by which $525,000 exceeds the Net Cash (as so finally agreed or determined) from the Escrow Funds.

(d) As used in this Section 2.3,

(i) “Net Working Capital” means, as of the close of business on the Closing Date: (i) the sum of (A) cash prior to the payment of any incentive compensation or debt plus (B) net accounts receivable plus (C) net inventory minus (D) accounts payable minus (E) accrued expenses (excluding accruals for the current portion of debt, profit-sharing and management incentive programs) (all as determined in accordance with generally accepted accounting principles

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(“GAAP”) applied on a basis consistent with the Balance Sheet (as defined below) and the Audited Financial Statements (as defined below) minus (F) accumulated vacation plus (G) the amount, if any, by which accumulated vacation plus amounts paid in respect of accumulated vacation to the extent required by Parent to be paid prior to Closing and actually paid by the Company prior to the Closing Date, exceeds $100,000 in the aggregate (and only such amount, if any, in excess of such $100,000);

(ii) “Stockholders’ Equity” means, as of the close of business on the Closing Date, the stockholders’ equity of the Company determined in accordance with GAAP applied on a basis consistent with the Balance Sheet and Audited Financial Statements; and

(iii)”Net Cash” means, as of the close of business on the Closing Date: (A) cash minus (B) capital leases minus (C) notes payable minus (D) accrued profit-sharing and management bonuses payable for the year ended December 31, 2004, (all as determined in accordance with GAAP applied on a basis consistent with the Balance Sheet and the Audited Financial Statements) minus (E) accumulated vacation plus (F) the amount, if any, by which accumulated vacation plus amounts paid in respect of accumulated vacation to the extent required by Parent to be paid prior to Closing and actually paid by the Company prior to the Closing Date, exceeds $100,000 in the aggregate (and only such amount, if any, in excess of such $100,000).

(e) Notwithstanding the foregoing, the final determination or agreement, as the case may be, of Net Working Capital, Stockholders’ Equity and Net Cash shall not be deemed to constitute a waiver of any right to indemnification under Section 12 for any misrepresentation or breach of warranty made by the Company in this Agreement or in any certificate required to be delivered by the Company under this Agreement; provided, that the remedy set forth in Section 12.1(a)(iv) shall, absent fraud or intentional misrepresentation by the Company, be the sole remedy available to Parent and Merger Sub to effect the adjustment to the Merger Consideration resulting from the Working Capital Adjustment.

(f) Any amount paid to Parent from the Escrow Funds pursuant to Section 2.3(c) shall be deemed an adjustment to the aggregate Allocable Portion of the Merger Consideration payable in respect of the shares of Company Stock pursuant to Section 2.1(a)

(g) Notwithstanding the foregoing provisions of Section 2.3(c), the amount otherwise payable to Parent out of the Escrow Funds pursuant to Section 2.3(c) shall be reduced by the amount, if any, of the Estimated Working Capital Adjustment included in the calculation of the Merger Consideration pursuant to Section 2.1(a)(iii).

2.4. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation full right, title, interest and possession to and under all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation will be fully authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other such lawful and necessary actions.

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3. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub, subject to the exceptions provided in the Disclosure Schedule to this Agreement furnished by the Company to Parent with this Agreement, with specific references in such Disclosure Schedule to the Sections hereof to which such exceptions relate (the “Disclosure Schedule”) as follows:

3.1. Organization and Standing. Each of the Company and each Subsidiary (as defined below) of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as currently conducted and as proposed to be conducted by it. The Company and each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it require such qualification, except for such failures to be so duly qualified and in good standing that would not have a Material Adverse Effect. The term “Material Adverse Effect” as used herein shall mean any circumstance, condition, change in or effect on the Company or its Subsidiaries that, individually or in the aggregate with all other circumstances, conditions, changes in or effects on the Company or its Subsidiaries: (i) is, has or would reasonably be expected to be materially adverse to the business as currently operated and conducted, capitalization, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to materially and adversely affect the ability of Parent or the Surviving Corporation to operate or conduct the business of the Company or its Subsidiaries in the manner in which it is currently operated or conducted by the Company and its Subsidiaries. Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws or interpretations thereof of governmental authorities or entities, (ii) changes in GAAP, and (iii) changes in general economic conditions other than those affecting the Company disproportionately relative to the Company’s industry.

3.2. Capitalization and Ownership of Shares.

(a) The authorized capital stock of the Company (immediately prior to the Closing) consists of (a) 2,372,151 shares of Company Common Stock, of which, as of the date of this Agreement, 368,852 shares are issued and outstanding, and (b) 739,591 shares of Company Preferred Stock of which, as of the date of this Agreement, 733,591 shares are issued and outstanding. The Company’s 739,591 shares of authorized Preferred Stock consists of 4,000 shares of Series A Convertible Preferred Stock, $0.01 par value, all of which, as of the date of this Agreement, are issued and outstanding, 6,000 shares of Series B Preferred Stock, $0.01 par value, of which, as of the date of this Agreement, no shares are issued or outstanding, 5,720 shares of Series C Convertible Preferred Stock, $0.01 par value, all of which, as of the date of this Agreement, are issued and outstanding, 243,950 shares of Series D Convertible Preferred Stock, $0.01 par value, all of which, as of the date of this Agreement, are issued and outstanding, 157,770 shares of Series E Convertible Preferred Stock, $0.01 par value, all of which, as of the date of this Agreement, are issued and outstanding, and 322,151 shares of Series F Convertible Preferred Stock, $0.01 par value, all of which, as of the date of this Agreement, are issued and outstanding. Prior to the Effective Time (i) each outstanding share of the Company’s Series A Preferred Stock and Series C Preferred Stock shall have been converted, in accordance with the terms of the Company’s Articles of Organization, into 20 shares of Company Common Stock, and (ii) each outstanding share of the Company’s Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall have been converted, in accordance with the terms of the Company’s Articles of Organization, into 1 share of Company Common Stock. Immediately prior to the Effective Time there will be no outstanding shares of Company Preferred Stock. As of the date of this Agreement, there were outstanding Company Options to purchase an aggregate of 347,894 shares of Company Common Stock (of which options to purchase an aggregate of 347,894 shares of Company Common Stock were exercisable or will become exercisable prior to the Effective Time). As of the date of this Agreement, there were outstanding warrants to purchase 83,333 shares of Company Common Stock (all of which warrants were exercisable) (collectively, the “Warrants”) as follows: (a) warrants to purchase 83,333 shares of Company Common Stock at a purchase price of $6.50 per share. Section 3.2 of the Disclosure Schedule identifies the name of the Company Securityholder holding each outstanding security of the Company and identifying the number and class of

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securities of the Company held by each such Company Securityholder. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been, and all of the shares of Company Common Stock that may be issued pursuant to the Option Plans (as defined below) or the Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the preceding sentences of this Section 3.2, there are no issued or outstanding (a) shares of capital stock or other voting securities of the Company, (b) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) subscriptions, warrants, options or other rights (contingent or otherwise) to purchase or acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (d) stock rights, stock appreciation rights, phantom stock, phantom stock rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or similar rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon, relating to, or valued by reference to, the dividends paid on the capital stock of the Company or the revenues, earnings or financial performance or stock performance of the Company or any of its Subsidiaries (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Company Securities”). Neither the Company nor its Subsidiaries have any obligation (whether written, oral, contingent or otherwise) to issue any Company Securities or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of the Company and its Subsidiaries have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws and not in violation of any preemptive rights of any Person. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

(b) Except as set forth on Section 3.2(b) of the Disclosure Schedule, the Company has no Indebtedness (as defined below). For purposes of this Agreement, “Indebtedness” shall include all obligations (including, without limitation, all obligations in respect of principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices), (iv) under capital leases (in accordance with GAAP), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of any other Person.

(c) The terms of the Option Plans permit the assumption, substitution, termination or cancellation of the Company Options in connection with the Merger, without the consent or approval of the holders of such securities, the Company Stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for the Company Options.

(d) The information set forth on Section 2.1(a)(iv) of the Disclosure Schedule, including, without limitation, with respect to each Company Stockholder, the Aggregate Allocable Portion of the Merger Consideration and the Aggregate Allocable Portion of the Escrow Amount, if any, is true, complete and accurate (based on the estimate of the Estimated Seller Expenses and estimate of the Estimated Working Capital Adjustment included in such calculations as of the date hereof), and, after giving effect to any updates to such schedule pursuant to Section 2.1(a)(iv), will be true, complete and accurate as of the Effective Time, and the calculations done to compute such information are and will be accurate and in accordance with the terms of this Agreement.

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3.3. Subsidiaries. A true, complete and correct list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the authorized capitalization of each Subsidiary is attached hereto as Schedule 3.3 of the Disclosure Schedule. All of the outstanding capital stock or other voting securities of each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Security Interests (as defined below) (except for limitations on transfer imposed by federal or state securities laws). There are no issued or outstanding (a) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company, (b) subscriptions, warrants, options or other rights (contingent or otherwise) to purchase or acquire from any Subsidiary of the Company, and no obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company or (c) stock rights, stock appreciation rights, phantom stock, phantom stock rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or similar rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon, relating to, or valued by reference to, the dividends paid on the capital stock of any Subsidiary of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the “Subsidiary Securities”). Except as set forth therein, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person. As used in this Agreement, “Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such party or any Subsidiary or such party does not have a majority of the voting interest in such partnership).

3.4. Securityholder Lists and Agreements. Section 2.1(a)(iv) of the Disclosure Schedule is a true, complete and correct list of all of the holders of Company Securities, including, without limitation, holders of Company Stock and holders of options and warrants to purchase Company Stock, and shows the shares of Company Common Stock, Company Preferred Stock or other securities of the Company held by each such securityholder as of the date of this Agreement. Except as set forth on Section 3.4 of the Disclosure Schedule, there are no Contracts, between the Company or its Subsidiaries and any holder of its securities or others, or, to the Company’s Knowledge, among any holders of its securities, relating to the acquisition (including, without limitation, rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock of the Company or its Subsidiaries.

3.5. Authority for Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Requisite Approvals (as defined below), each instrument required hereby to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to be executed and delivered at the Closing and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the Requisite Approvals). The Board of

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Directors of the Company (a) has duly determined that it is fair to, and advisable and in the best interests of, the Company Stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, (b) has unanimously approved and adopted this Agreement and the Merger and (c) has unanimously recommended that the Company Stockholders approve and adopt this Agreement and the Merger. None of such actions by the Board of Directors of the Company has been amended, rescinded or modified. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. The only approvals from the Company Stockholders necessary in connection with this Agreement and the transactions contemplated hereby (the “Requisite Approvals”) are the receipt by the Company of the Merger Consents (as defined below) from (a) the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Company Common Stock and Company Preferred Stock, as a single class with holders of the Company Preferred Stock being entitled to vote on an as-converted to Common Stock basis, approving and adopting this Agreement and the Merger and (b) the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Company Preferred Stock, as a separate class voting on an as-converted to Common Stock basis, approving and adopting this Agreement and the Merger. The delivery of the Requisite Approval Certificate (as defined below) pursuant to Section 6.1 shall constitute a representation and warranty by the Company under this Section 3.5(a) that the Requisite Approvals have been obtained.

(b) The execution and delivery of this Agreement by the Company and the Representative and the Escrow Agreement by the Representative, the compliance with the provisions hereof by the Company and the Representative and the provisions of the Escrow Agreement by the Representative and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company’s Articles of Organization or by-laws (or equivalent constituent documents of any Subsidiary organized in a jurisdiction outside the United States) of the Company or any of its Subsidiaries, each as amended to date and currently in effect, or the Option Plans, (ii) except as set forth on Section 3.5(b) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under, any Contract required to be disclosed pursuant to Section 3.12, Permit (as defined below), Security Interest or other interest to which the Company, any Subsidiary of the Company or the Representative is a party or by which the Company, any Subsidiary of the Company or the Representative is bound or to which their respective assets are subject, (iii) result in the creation or imposition of any Security Interest upon any assets of the Company or any Subsidiary of the Company or (iv) will not violate any Legal Requirement applicable to the Company, any Subsidiary of the Company or the Representative or any of their respective properties or assets, except in the case of (ii), (iii) or (iv) above, where such conflict, breach, default or other violation would not have a Material Adverse Effect. “Security Interest” means any mortgage, security interest, pledge, license, interest, encumbrance, claim, charge, option, restriction on the right to sell or dispose (and in the case of securities, vote), lien or other adverse claim of any kind (whether arising by contract or by operation of law and whether voluntary or involuntary). For the purposes of this Agreement, “Legal Requirements” shall mean any United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation or any similar provision having the force or effect of law.

3.6. Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or

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commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (collectively, “Governmental Authorities”) is required to be obtained or made by the Company, any of its Subsidiaries or the Representative in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the Merger and other transactions contemplated hereby or thereby, except for the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business.

3.7. Financial Statements. Attached hereto as Section 3.7 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2002 and December 31, 2003 (such balance sheet as at December 31, 2003 being herein referred to as the “Balance Sheet”) and the related consolidated statements of operations, stockholders’ deficiency and other comprehensive income (loss) and cash flows for the corresponding years then ended including the notes thereto (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004 (the “Interim Balance Sheet”) and related consolidated statements of operations and cash flow for the year then ended (collectively, the “Interim Financial Statements”), in each case prepared in accordance with GAAP, consistently applied throughout the periods presented, subject, in the case of the Interim Financial Statements, to an absence of notes and normal period-end adjustments. The Financial Statements are complete and correct in all material respects, are in accordance with the books and records of the Company and its consolidated Subsidiaries and present fairly the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries in all material respects, as at the dates and for the periods indicated. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to comply in all material respects with the legal and accounting requirements applicable to the Company and its Subsidiaries. The audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004 and the related consolidated statement of operations, stockholders’ deficiency and other comprehensive income (loss) and cash flows for the corresponding year then ended will not, in any material respect, differ from the Interim Financial Statements. None of the Interim Balance Sheet or any balance sheet referred to in Section 6.11 of this Agreement includes any accrual for any Seller Expenses.

3.8. Absence of Changes. Since the date of the Interim Balance Sheet, and except as set forth on Section 3.8 of the Disclosure Schedule, there has been no change in the business, condition (financial or otherwise), or results of operations of the Company or its Subsidiaries, other than changes occurring in the ordinary course of business consistent with past practices (which such ordinary course changes have not, individually or in the aggregate, had a Material Adverse Effect). Without limiting the generality of the foregoing, neither the Company nor its Subsidiaries have:

(a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased, redeemed or acquired or agreed to purchase, redeem or acquire, directly or indirectly, any shares of its capital stock;

(b) issued or sold any shares of its capital stock of any class or Company Securities or Subsidiary Securities;

(c) made any change in its financial or tax accounting methods, principles or practices;

(d) incurred, assumed or guaranteed any Indebtedness;

mortgaged, pledged or subjected to any Security Interest any of its properties or assets, tangible or intangible;

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(e) acquired or disposed of any assets or properties having a value in excess of $5,000 (singly or in the aggregate) outside of the ordinary course of business consistent with past practices;

(f) forgiven, relinquished or canceled any debts or claims, or waived any rights (under any Contract or otherwise), other than in the ordinary course of business consistent with past practice, having a value in excess of $5,000;

(g) made any payment of any nature to any Company Securityholder other than compensation or reimbursement of expenses payable as an officer or employee in the ordinary course of business consistent with past practices;

(h) entered into, adopted or amended, in any material respect, any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, severance, termination or other material plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(j) experienced any picketing, strike, labor dispute, slowdown, lockout, walkout, work stoppage or other similar labor trouble or any activity or proceeding by a labor union or representative thereof to organize any of its employees;

(k) experienced any damage, destruction or other casualty loss affecting its business or any of its assets (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect;

(l) taken any other action that would have required the consent of Parent pursuant to Section 5.1 had such action occurred after the date of this Agreement; or

(m) entered into any agreement to do any of the foregoing.

3.9. Absence of Undisclosed Liabilities. Except as set forth on Section 3.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability of any kind that is or would have been required to be reflected in, reserved against, or otherwise described on a balance sheet or in the notes thereto in accordance with GAAP and has not been so reflected, except for (a) liabilities shown on the Interim Balance Sheet, (b) liabilities under this Agreement and (c) liabilities which have arisen since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices.

3.10. Taxes. Except as set forth on Section 3.10 of the Disclosure Schedule:

(a) The amount shown on the Interim Balance Sheet as provision for taxes is sufficient in all material respects for payment of all accrued and unpaid due and payable state, county, local and foreign taxes for the period then ended and all prior periods.

(b) The Company and its Subsidiaries have filed or have obtained currently effective extensions with respect to, all income and other material federal, state, county, local and foreign tax returns which are required to be filed by them, such returns are true and correct in all material respects and all taxes shown thereon to be due and payable have been timely paid with exceptions not material to the Company or any Subsidiary, other than those not delinquent or those for which adequate reserves have been established on the Balance Sheet.

(c) Federal tax returns of the Company and its Subsidiaries have not been audited by the Internal Revenue Service and no controversy with respect to income or other material taxes of any type is pending or, to the Knowledge of the Company and its Subsidiaries, threatened.

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(d) The Company and its Subsidiaries have withheld or collected from each payment made to their employees the amount of all material taxes required to be withheld or collected therefrom and have paid all such amounts to the appropriate taxing authorities when due.

(e) Neither the Company nor any Subsidiary or stockholder has ever filed (i) an election pursuant to Section 1362 of the Code, that the Company be taxed as an S-corporation or (ii) a consent pursuant to Section 341(f) of the Code relating to collapsible corporations.

(f) Neither the Company nor any Subsidiary has received any notice of deficiency or assessment of any material amount of additional taxes which has not been paid in full or for which adequate reserves have not been established on the Interim Balance Sheet and is not a party to any action or proceeding by any federal, state, local or foreign governmental authority for assessment or collection of income or other material taxes, assessments or other governmental charges.

(g) Neither the Company or any other Person has made any payment in the nature of compensation (as that term is defined in Code section 280G) (“Payment”), nor is the Company or any other Person a party to any agreement, contract, arrangement or plan that could result in its making a Payment that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code section 280G or in the imposition of an excise Tax under Code section 4999 (or any corresponding provisions of state, local or foreign tax law) with respect to the transactions contemplated by this Agreement or that was or could be nondeductible under Code sections 162 or 404.

3.11. Property. The Company or its Subsidiaries have good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all of their material properties and assets (whether real, personal, tangible or intangible), including, without limitation, all properties and assets reflected in the Balance Sheet or acquired after the date of the Balance Sheet, and none of such properties or assets is subject to any Security Interest. The Company does not own any real property. Each of the leases for real property of the Company or its Subsidiaries is identified in Section 3.11 of the Disclosure Schedule.

3.12. Contracts. Except as described on Section 3.12 of the Disclosure Schedule, neither the Company nor its Subsidiaries are a party to, subject to or otherwise bound by:

(a) any Contract or series of related Contracts which requires aggregate future expenditures by the Company or any of its Subsidiaries in excess of $5,000 or which provides for aggregate payments to the Company or any of its Subsidiaries in excess of $5,000 or is otherwise material to the Company’s or its Subsidiaries’ business, except in each case Contracts for raw materials purchased for inventory in the ordinary course of business consistent with past practices;

(b) any Contract for the purchase or sale of any commodity, product, material, supplies, equipment or other personal property, other than purchase or sale orders entered into in the ordinary course of business consistent with past practices;

(c) any distributor, reseller, manufacturer’s representative, sales representative, marketing or similar Contract;

(d) any Contract with respect to any Intellectual Property (as defined below) owned or licensed to or by the Company or any of its Subsidiaries other than commonly available third party software which involves annual payments by the Company or any of its Subsidiaries in excess of $5,000;

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(e) any Contract with any current or former stockholder, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including, without limitation, any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from, any Related Party;

(f) any Contract under which the Company or any of its Subsidiaries is restricted from carrying on any business or other services or competing with any Person anywhere in the world or which would so restrict the Company or any of its Subsidiaries after the Closing Date;

(g) any loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness to any person, firm, entity, partnership, association or any business organization or division thereof (each, a “Person”), any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other Person;

(h) any Contract for the disposition of the Company’s or any of its Subsidiaries’ business or assets with a value in excess of $5,000 (including the assumption of any indebtedness) (whether by merger, sale of stock, sale of assets or otherwise);

(i) any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(j) any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(k) other than options or warrants to acquire Company Common Stock, any hedging, futures, options or other derivative Contract;

(l) any other Contract (or group of related Contracts) to the extent not otherwise disclosed in the Disclosure Schedule, the performance of which provides for consideration paid by the Company or its Subsidiaries in excess of $5,000 during the year ended December 31, 2004, except Contracts for raw materials purchased for inventory or Contracts for temporary employees, in each case in the ordinary course of business consistent with past practices; or

(m) any Contract creating any obligation with respect to the payment of any severance, retention, bonus or other similar payment to, or the accelerated vesting of any Company Options of, any Person, one condition to the payment or acceleration of which is the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby.

Each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.12, each real property lease disclosed in the Disclosure Schedule or required to be disclosed pursuant to Section 3.11 is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and none of the Company, its Subsidiaries nor, to the Knowledge of the Company and its Subsidiaries, any other party thereto is in default or breach in any material respect under the terms of any such Contract or real property lease (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default). True and complete copies of each such Contract and real property lease have been delivered or made available to Parent.

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As used in this Agreement, a “Contract” shall mean any legally binding agreements, understandings, contracts, deeds, mortgages, leases, subleases, licenses, sublicenses, instruments, commitments or other binding arrangements, whether written or oral.

3.13. Benefit Plans.

(a) Plans. For purposes of this Section 3.13, the term “Plan” means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any other bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, other material plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions. Each Plan is in writing, Section 3.13(a) of the Disclosure Schedule includes a true and complete list of all Plans and the Company has provided or made available to Parent a complete copy of each Plan as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination letter or opinion letter received from the Internal Revenue Service (the “IRS”). The Company has delivered to Parent prior to the Closing true and complete copies of all Form 5500 Series annual reports filed for each Plan, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor, or other U.S. government department or agency relating to an audit or penalty assessment with respect to any Plan or relating to requested relief from any liability or penalty relating to any Plan.

(b) Compliance with Terms of Plans. Except as set forth on Section 3.13(b) of the Disclosure Schedule, there has been no violation of any term of any Plan which would have a Material Adverse Effect.

(c) Compliance with Applicable Law. Except as set forth on Section 3.13(b) of the Disclosure Schedule, to the extent applicable to the Company, its Subsidiaries or its employees, each Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been administered and operated in compliance in all material respects with, all applicable statutes, orders, rules and regulations. For each Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code, the Company has received a determination letter or opinion from the IRS that the plan is qualified and, to the Knowledge of the Company and its Subsidiaries, there are no facts which might adversely affect such qualification.

(d) No Defined Benefit Plans; Multi-employer Plan. Neither the Company nor any of its Subsidiaries maintains or contributes to, or has ever maintained or been required to contribute to, any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any liability, including, without limitation, withdrawal liability, with respect to any such plan.

(e) VEBAs. No Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

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(f) Contributions. The Company has made or will accrue prior to the Closing Date all payments and contributions (including, without limitation, insurance premiums) due and payable as of the Closing Date to each Plan as required to be made under the terms of such Plan and applicable law.

(g) Prohibited Transactions. With respect to all Plans and related trusts, to the extent applicable to the Company, its Subsidiaries or its employees, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which would reasonably be expected to subject any Plan, related trust or party dealing with any such Plan or related trust to any material tax or penalty on prohibited transactions imposed by Section 501(i) of ERISA or Section 4975 of the Code.

(h) No Claims against the Plans. There are no actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Company, beneficiaries or dependents of such employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Company and its Subsidiaries, threatened, with respect to any Plan or any fiduciary or sponsor of a Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

(i) Health Care Continuation. The Company and its Subsidiaries have complied with the health care continuation requirements of Section 601, et. seq. of ERISA with respect to employees and their spouses, former spouses and dependents.

(j) Post-Retirement Benefits. Neither the Company nor any of its Subsidiaries has any obligations under any Plan to provide post-retirement medical benefits to any employee or any former employee of the Company or any of its Subsidiaries, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

3.14. Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth true, complete and correct lists of the following categories of Intellectual Property, both U.S. and foreign, that are owned by the Company or any of its Subsidiaries as of the date of this Agreement:

(i) all patents and pending patent applications;

(ii) all trademark registrations (including, without limitation, Internet domain registrations) and pending trademark applications; and

(iii) all copyright registrations and pending copyright applications.

For purposes of this Agreement, “Company’s Registered Intellectual Property” shall mean the above categories (i), (ii) and (iii), collectively.

(b) Except as set forth on Section 3.14(b) of the Disclosure Schedule, all of Company’s Registered Intellectual Property is owned solely by the Company and/or its Subsidiaries.

(c) All of Company’s Registered Intellectual Property is subsisting, in material compliance with all applicable Legal Requirements (including payment of filing, examination and maintenance fees), and has not expired or been cancelled or abandoned.

(d) There is no pending or, to the Knowledge of the Company and its Subsidiaries, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral

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tribunal or in any jurisdiction challenging the ownership, validity, enforceability or registerability of any of Company’s Registered Intellectual Property. Except as set forth on Section 3.14(d) of the Disclosure Schedule, neither the Company nor its Subsidiaries are a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from suits, actions or similar legal proceedings which permit third parties to use any of the Company’s Registered Intellectual Property.

(e) Except as set on Section 3.14(e) of the Disclosure Schedule, to the Knowledge of the Company, the Company and/or its Subsidiaries own, or have valid rights to use, all of the Intellectual Property (as defined below) used in the business of the Company and its Subsidiaries as currently conducted and have a valid right to transfer such rights.

(f) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property owned by any third party. To the Knowledge of the Company, the exercise and practice of the Intellectual Property in the same manner as currently used by the Company and the operation and use of the products derived from the Intellectual Property does not and will not infringe any intellectual property rights of any third party. To the Knowledge of the Company, except as set forth on Section 3.14(f) of the Disclosure Schedule, there is no other Intellectual Property necessary in order to manufacture, assemble, test or operate the Company’s products and all products manufactured by the Company heretofore sold were produced by the Company using the Intellectual Property and common methods and processes in the public domain. The Company has the full right to prosecute all patent and copyright applications listed on Section 3.14(a) of the Disclosure Schedule as being owned by the Company and, upon issue of any patent or copyright pursuant thereto, the Company or its successor or transferee will own the same free and clear of any lien or encumbrance.

(g) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of all confidential information included in the Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company and its Subsidiaries, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or its Subsidiaries that is material to the Company or its Subsidiaries as currently conducted, and no intellectual property misappropriation, infringement, dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company or its Subsidiaries which remain unresolved.

(h) There is no pending or, to the Knowledge of the Company and its Subsidiaries, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that the activities or the conduct of the Company’s or any of its Subsidiaries’ business infringes, violates or constitutes the unauthorized use of the Intellectual Property of any third party. Except as set forth on Section 3.14(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) materially restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by the Company or any of its Subsidiaries, or (ii) materially restrict the Company’s or any of its Subsidiaries’ rights to use any third party’s Intellectual Property.

(i) Other than under a written nondisclosure agreement, to the Knowledge of the Company and its Subsidiaries, there has been no disclosure to any third party of material confidential information or trade secrets of the Company or any of its Subsidiaries related to any material proprietary product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each

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such product, a “Proprietary Product”). All employees of the Company and its Subsidiaries who have made material contributions to the development of any Proprietary Product have signed confidentiality, non-competition and assignment of proprietary rights agreements substantially in the form attached to Section 3.14(i) of the Disclosure Schedule. All consultants and independent contractors who have made material contributions to the development of any Propriety Product have signed confidentiality agreements similar to those so signed by employees of the Company and have assigned to the Company or one or more of its Subsidiaries all of their right, title and interest in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or one or more of its Subsidiaries. Assignments of the patents and patent applications listed in Section 3.14(a) of the Disclosure Schedule to the Company or one or more of its Subsidiaries have been duly executed and filed with the United States Patent and Trademark Office.

(j) Except as set forth on Section 3.14(j) of the Disclosure Schedule, neither the Company nor its Subsidiaries have granted or are obligated to grant access to any third party to any of its source code (including, without limitation, in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any of its source code).

(k) Except as set forth on Section 3.14(k) of the Disclosure Schedule, none of the Proprietary Products contains any software code that is, in whole or in part, subject to the provisions of any open source license agreement wherein the Company or any of its Subsidiaries is obligated to make the source code for such Proprietary Product generally available to the public.

(l) Except as set forth on Section 3.14(l) of the Disclosure Schedule, neither the Company nor its Subsidiaries has any obligation to pay any third party any royalties or other fees for the use of Intellectual Property or have any obligation to pay such royalties or other fees that may result from the consummation of the transactions contemplated by this Agreement.

(m) Except as set forth on Section 3.14(m) of the Disclosure Schedule, neither the Company nor its Subsidiaries is a party to any agreement that requires the Company and/or its Subsidiaries to perform any engineering, development and/or integration services for a third party.

(n) Except as set on Section 3.14(n) of the Disclosure Schedule, the consummation by the Company of the transactions contemplated hereby will not result in any loss or impairment of ownership by the Company or its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted, nor require the consent of any Governmental Authority or third party with respect to any such Intellectual Property (it being understood and acknowledged that certain assignments may be required to be filed with the United States Patent and Trademark Office and other governmental authorities, foreign and domestic, in order to properly record, perfect or evidence the transfer of the Company’s Registered Intellectual Property registered or filed with such authorities). Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to any Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(o) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names and Internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including, without limitation, any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); copyrights (including, without limitation, any registration and applications for any of the foregoing); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; in each case used in or necessary for the conduct of the business of the Company and each of its Subsidiaries, as currently conducted, whether such Intellectual Property is owned by the Company or one of its Subsidiaries, or a third party.

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3.15. Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries, whether reflected in the Interim Balance Sheet or arising since the date of the Interim Balance Sheet, subject to the allowance for doubtful accounts set forth therein or applicable with respect to accounts and notes receivable arising since the date of the Interim Balance Sheet, applied consistently with past practice, have arisen from bona fide transactions in the ordinary course of business consistent with past practices and are valid, genuine and fully collectible in the aggregate amount thereof.

3.16. Customers. Section 3.16 of the Disclosure Schedule sets forth by dollar value from January 1, 2004 through December 31, 2004 the ten largest customers of the Company and its Subsidiaries (the “Large Customers”). The Company and its Subsidiaries do not have any ongoing disputes regarding product delivery, product performance, quality control standards, or customer support with any of its Large Customers. No Large Customer has terminated (other than any termination due to project completion) or, to the Knowledge of the Company and its Subsidiaries, threatened to terminate its relationship with the Company.

3.17. Government Funding. Except as set on Section 3.17 of the Disclosure Schedule, neither the Company nor its Subsidiaries has applied for or received any financial assistance from any supranational, national or local authority or government agency, which could give rise to any right in or relating to any of the Company’s Intellectual Property.

3.18. Insurance. Section 3.18 of the Disclosure Schedule contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company or its Subsidiaries. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and premium and deductible amounts. True and complete copies of each listed policy have been furnished or made available to Parent. Such policies are in full force and effect, all premiums due and payable thereon have been paid and the Company or its Subsidiaries, as applicable, have complied in all material respects with the provisions of such policies. Neither the Company nor any of its Subsidiaries has received any written notices from any issuer of any of their insurance policies canceling or amending any policies listed in Section 3.18 of the Disclosure Schedule, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder. Except as set on Section 3.18 of the Disclosure Schedule, there is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights.

3.19. Personnel.

(a) Section 3.19(a) of the Disclosure Schedule sets forth a list of all employees, consultants or independent contractors of the Company and its Subsidiaries as of the date hereof, including, as of such date, their title, then current base salary or other compensation rate as well as any bonus paid or payable for the fiscal year ended December 31, 2004 or any accrued and unpaid bonus scheduled for or paid or agreed to be paid for any future period.

(b) Neither the Company nor its Subsidiaries is subject to any collective bargaining agreement or other labor union contract and no employee of the Company or any its Subsidiaries is represented by a labor union. There is not pending or, to the Knowledge of the Company and its Subsidiaries, threatened, any picketing, strike, labor dispute, slowdown, lockout, walkout, work stoppage or other similar labor trouble involving employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company and its Subsidiaries, no union organizing activities are taking place or have taken place with respect to such employees.

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(c) No officer or key employee of the Company or any of its Subsidiaries has expressly communicated to the Company his or her intention to terminate his or her relationship with the Company or such Subsidiary for any reason, including, without limitation, as a result of the transactions contemplated hereby.

3.20. Litigation. Except as set forth on Section 3.20 of the Disclosure Schedule, there is no (a) action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties and to the Knowledge of the Company there are no investigations in respect of any of the foregoing. The Actions identified on Section 3.20 of the Disclosure Schedule do not, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement or would otherwise reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there is no governmental inquiry or investigation pending or threatened against or involving the Company, any of its Subsidiaries or any of their respective properties (including, without limitation, any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or permit). Neither the Company nor its Subsidiaries are in default with respect to any order, writ, injunction or decree of any Governmental Authority applicable to the Company or any of its Subsidiaries. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or, to the Knowledge of the Company, inquiry or investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement. There is no Action by the Company or its Subsidiaries pending, threatened or contemplated against any other Person.

3.21. Environmental Matters.

(a) To the Knowledge of the Company and its Subsidiaries, (i) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries; (iii) there have been no Hazardous Substances generated by the Company or any its Subsidiaries that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or otherwise used by the Company or any of its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) the Company and its Subsidiaries have made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the possession of the Company, any Subsidiary of the Company or any of their respective representatives or advisors.

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(b) For purposes of this Agreement, “Environmental Laws” means any Legal Requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.22. Compliance with Instruments; Laws; Governmental Authorizations. Neither the Company nor any of its Subsidiaries is (i) in violation of any term or provision of its Articles of Organization or by-laws (or equivalent constituent documents of any Subsidiary organized in a jurisdiction outside Massachusetts), each as amended to date and currently in effect, (ii) in violation of, or default under, any term or provision of any Contract or Permit or (iii) in violation of, or default under, any Legal Requirement except, in the case of clause (ii) or (iii) above, where such violation or default has not had and would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is under investigation with respect to, or has threatened to be charged with, or given notice of, any violation of any Legal Requirement. All material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, “Permits”) necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted are valid and in full force and effect.

3.23. Banking Relationships. Section 3.23 of the Disclosure Schedule sets forth a true and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or its Subsidiaries has an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

3.24. Books and Records. The minute books of the Company and its Subsidiaries contain substantially complete and accurate records of all meetings and other corporate actions of their respective stockholders and Boards of Directors and committees thereof. The stock records of the Company are correct and complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company and its Subsidiaries, as applicable. For the Company and each of its Subsidiaries, the Company has furnished or made available to Parent true and complete copies of (a) its Articles of Organization and by-laws (or equivalent constituent documents of any Subsidiary organized in a jurisdiction outside Massachusetts), each as amended to date and currently in effect, (b) all of its minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date), and (c) its stock certificate and stock record books. Except as set forth on Section 3.24 of the Disclosure Schedule, neither the Company nor its Subsidiaries have any prior names, and since the date of its incorporation the Company has not conducted business under any name other than the current name of the Company.

3.25. Brokers and Finders. Other than SVB Alliant, all negotiations relating to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of the Company or the Company Stockholders in such manner as to give rise to any valid claim against the Company, Parent or Merger Sub for any investment banker, brokerage or finder’s commission, fee or similar compensation.

3.26. Information Supplied to Company Stockholders. The information and materials supplied by the Company to the Company Stockholders in connection with the Requisite Approvals (the “Stockholders Information”) complies with the requirements of the MBCA, the Company Charter Documents (as defined below) and all other Applicable Legal Requirements.

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3.27. Certain Agreements Affected by the Merger. Except as set forth on Section 3.27 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will give rise to any liability under any Plan (including, without limitation, liability for severance pay, unemployment compensation or termination pay) or accelerate the time of payment or vesting or increase the amount of compensation or benefits to any employee, officer, director, shareholder or beneficiary of the Company (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of such transactions and any simultaneous, subsequent or related termination of an employee or director.

3.28. Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is applicable to the Company, the shares of Company Common Stock or Company Preferred Stock, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

3.29. Certain Relationships and Related Transactions. No employee of the Company nor any Related Party is indebted in an amount greater than $1,000 to the Company or any of its Subsidiaries. No Related Party owns any asset used in, or necessary to, the business of the Company and its Subsidiaries. There is no transaction involving the Company or any of its Subsidiaries of the nature described in Item 404 of Regulation S-K under the Securities Act.

3.30. Information Statement. The information supplied by the Company for inclusion in any information statement or other material to be sent to the stockholders of the Company in connection with the Requisite Approval or any other meeting of the Company’s stockholders held after the date hereof (such information statement or other material as amended or supplemented is referred to herein as the “Information Statement”) shall not, on the date the Information Statement is first mailed to the Company Stockholders, at the time of the Requisite Approval and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the Requisite Approval which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in a supplement to the Information Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent in writing which is contained in the Information Statement.

3.31. Disclosures. Neither this Agreement, the Disclosure Schedule, the offering circular included in Section 3.31 of the Disclosure Schedule (other than any forward-looking statements included therein as to which no representation or warranty is being made), the closing certificates delivered by the Company or any Subsidiary in connection with the Closing nor any Exhibit or Schedule hereto or thereto, contains an untrue statement of a material fact or, when taken together as a whole, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which the Company has not disclosed to Parent and its counsel in writing and of which the Company is aware which materially and adversely affects or could materially and adversely affect the business, prospects, condition (financial and otherwise), operations, property or affairs of the Company or its Subsidiaries.

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4. Representations and Warranties by Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company, subject to the exceptions provided in the Disclosure Schedule, as follows:

4.1. Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2. Authority for Agreement.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, each instrument required hereby to be executed and delivered at Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent has all necessary corporate power and authority to execute and deliver the Escrow Agreement and to perform its obligations thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Representative, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. The Escrow Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Representative and the Escrow Agent, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The execution and delivery of this Agreement by Parent and Merger Sub and the Escrow Agreement by Parent, the compliance with the provisions hereof by Parent and Merger Sub and the provisions of the Escrow Agreement by Parent and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Certificate of Incorporation or the by-laws of Parent, each as amended to date and currently in effect, or the Articles of Organization or the by-laws of Merger Sub, each as amended to date and currently in effect, or (ii) assuming Parent’s compliance in connection with the transactions contemplated by this Agreement with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), violate any Legal Requirement applicable to Parent or Merger Sub or any of their respective properties or assets, except where any such conflict or violation would not have a material adverse effect on the ability of the Parent and Merger Sub to consummate the transactions contemplated hereby or thereby.

4.3. Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Parent or Merger Sub or any of their respective “affiliates” or “associates” (as those terms are defined in Rule 405 under the Securities Act) in such manner as to give rise to any valid claim against the Company or any Company Stockholder for any brokerage or finder’s commission, fee or similar compensation.

4.4. Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its affiliates that individually or in the aggregate would reasonably be expected to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or, to the Knowledge of Parent, inquiry investigation by any Governmental Authority involving, Parent or any of its affiliates that individually or

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in the aggregate would reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

5. Conduct of Business.

5.1. Conduct of the Company’s Business Prior to Closing. The Company covenants and agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses, and the Company shall not, and shall cause its Subsidiaries not to, take any action except in, the ordinary course of business and in a manner consistent with past practices and in compliance in all material respects with all applicable Legal Requirements; and the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, channel partners and other Persons with which the Company and its Subsidiaries have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or as specifically set forth on Section 5.1 of the Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change the Articles of Organization or by-laws of the Company or the organizational documents of any of the Subsidiaries;

(b) issue, sell, dispose of, or encumber or otherwise mortgage, pledge or subject to any Security Interest, or authorize the issuance, sale, disposition, or encumbrance, mortgage or pledge of, any Company Securities or Subsidiary Securities, other than pursuant to (i) the exercise of currently outstanding and exercisable Company Options or (ii) the exercise of currently outstanding and exercisable Warrants under the terms thereof;

(c) sell, lease, dispose of, or encumber or otherwise mortgage, pledge or subject to any Security Interest (which shall include any exclusive license) any assets or properties of the Company or any of its Subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practices, not to exceed $15,000 in the aggregate, (ii) dispositions of obsolete or worthless assets, or (iii) sales of immaterial assets not in excess of $5,000 in the aggregate);

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any securities of the Company or its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any securities of the Company or its Subsidiaries, or purchase, repurchase, redeem or otherwise acquire any securities of the Company or its Subsidiaries, or propose to do any of the foregoing, other than pursuant to (1) the exercise of currently outstanding and exercisable Company Options or (2) the exercise of currently outstanding and exercisable Warrants under the terms thereof;

(e) (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or business thereof; (ii) incur, assume

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or guarantee any Indebtedness or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business consistent with past practices; (iii) enter into, amend or waive any right under any material Contract, or enter into, renew, amend or terminate any lease relating to real property, or open or close any facility; (iv) adopt or implement any shareholder rights plan; (v) make or commit to make any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000; (vi) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; or (vii) enter into or amend any Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any time or scope with respect to any of its products or technology;

(f) except as set forth on Schedule 5.1, increase the compensation payable or to become payable to any director, officer or employee (except such increases payable to non-officer employees made in the ordinary course of business consistent with past practices), make any loan, advance or capital contribution, or grant any severance or termination pay to, or enter into or amend any employment or severance Contract with, any director, officer or other employee of the Company or its Subsidiaries, establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee, pay any bonuses to any officer of the Company or its Subsidiaries, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by applicable Legal Requirements or Contractual commitments which are existing as of the date hereof and listed in Section 3.12 of the Disclosure Schedule;

(g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP or, except as so required by GAAP, change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

(h) make or change any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability, claim, assessment, refund, offset or audit, except to the extent the amount of any such settlement has been reserved for in the Financial Statements; agree to an extension of a statute of limitations except in the ordinary course of business; fail to file any income or other material tax return when due (or, alternatively, fail to file for available extensions) or fail to cause such tax returns when filed to be complete and accurate in all material respects; fail to pay any material amount of taxes when due, file any amended material tax returns;

(i) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices of liabilities reflected or reserved against in the Financial Statements or incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices;

(j) fail to pay accounts payable and other obligations in the ordinary course of business consistent with past practices;

(k) accelerate the collection of receivables or modify the payment terms of any receivables other than in the ordinary course of business consistent with past practices;

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(l) sell, securitize, factor or otherwise transfer any accounts receivable;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any its Subsidiaries (other than the Merger);

(n) revalue in any material respect any of its assets or properties, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(o) transfer to any Person any rights to any Intellectual Property owned by the Company or any of its Subsidiaries other than licenses in the ordinary course of business consistent with past practices;

(p) enter into any operating lease with annual payments in excess of $5,000;

(q) materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(r) terminate or waive any right of substantial value, other than in the ordinary course of business consistent with past practices;

(s) commence an Action other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such Action, or (iii) for a breach of this Agreement;

(t) (i) take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or otherwise prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) omit to take any action necessary to prevent any such representation or warranty from being untrue or incorrect or otherwise prevent the Company from performing, or cause the Company not to perform, its covenants hereunder; or

(u) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (t) above.

Notwithstanding the foregoing: (a) during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and its Subsidiaries shall be permitted in the ordinary course of business consistent with past practice to enter into any new Contract that would have been required to be disclosed by the Company on Section 3.12 of the Disclosure Schedule pursuant to Section 3.12(a) or 3.12(c) had such Contract been in existence on the date hereof and (b) Parent shall give due consideration with respect to granting its consent to any proposed action by the Company or any of its Subsidiaries that otherwise would violate this Section 5.1.

6. Additional Agreements.

6.1. Requisite Approvals.

(a) Stockholder Consents. Immediately following the execution of this Agreement, the Company shall deliver to Parent: (A) (i) with respect to each of the Company Stockholders identified on Schedule 6.1 (the “Consenting Stockholders”), a written consent in his, her or its capacity as the holder of all of such Consenting Stockholder’s shares of Company Stock, in favor of causing the automatic

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conversion into Company Common Stock of all outstanding shares of Company Preferred Stock and adopting and approving this Agreement and the Merger in accordance with the MBCA, the Company’s Articles of Organization and by-laws (together, the “Company Charter Documents”) and all other applicable Legal Requirements (each, a “Merger Consent”) in the form of Exhibit C hereto and (ii) an indemnification and release agreement in favor of the Parent Indemnified Parties (as defined below) in the form of Exhibit D hereto (each, an “Indemnification Agreement” and together with the Merger Consent, the “Stockholder Consent”); and (B) a certificate executed on behalf of the Company by one of its authorized officers and certifying that the Requisite Approvals have been obtained in accordance with the MBCA, the Company Charter Documents and other applicable Legal Requirements (the “Requisite Approval Certificate”) in the form attached hereto as Exhibit E.

(b) Information Statement. The Company shall prepare, as promptly as possible following the execution of this Agreement and with the cooperation of Parent, the Information Statement. The Information Statement shall constitute a disclosure document for the Requisite Approval. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate under the applicable Legal Requirements for inclusion in the Information Statement, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review the Information Statement and comment on any amendment or supplement to the Information Statement prior to the distribution of such with the Company Stockholders, and will provide Parent with a copy of all such distributions made to the Company Stockholders.

(c) Board Approval and Recommendation. The Company’s Board of Directors has approved this Agreement and recommended that the Company Stockholders vote in favor of adopting and approving this Agreement and the Merger. The Information Statement shall include a statement to the effect that the Company’s Board of Directors has recommended that the Company Stockholders vote in favor of adopting and approving this Agreement and the Merger, and neither the Company’s Board of Directors nor any committee thereof shall, prior to receipt by Parent of the Requisite Approval Certificate, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of adopting and approving this Agreement and the Merger. The Company’s Board of Directors will not permit any abandonment of the Merger pursuant to the MBCA or any revocation of its approval of this Agreement or the Merger, or any revocation of the Stockholder Consents following delivery of the Requisite Approval Certificate and will take such action as is necessary to effect the Merger in accordance with the MBCA.

6.2. Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed the a Non-disclosure Agreement effective October 15, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents, advisors and representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) to hold any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its premises, properties,

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books, records, financial, tax and accounting records (including, without limitation, the work papers of the Company’s independent accountants), Contracts, personnel, counsel, financial advisors and auditors during the period prior to the Effective Time of the Merger to obtain all information concerning its business, including, without limitation, the status of product development efforts, properties, results of operations and personnel for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any applicable Legal Requirement requires the Company or any of its Subsidiaries to restrict or prohibit access to any such properties or information. In addition, any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 6.2(b) shall be subject to the Confidentiality Agreement.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.3. Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on, any press release or public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirements or any listing agreement with the New York Stock Exchange or any other applicable national or regional securities exchange or market.

6.4. Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all applicable Legal Requirements, and as promptly as practicable after the date hereof each of Parent, Merger Sub and the Company shall obtain or make all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including, without limitation any filings required under the Exchange Act or any other applicable Legal Requirement relating to the Merger. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.4(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate or obtain any filings or other actions pursuant to Section 6.4(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of Parent, Merger Sub and the Company shall (i) consult with the others prior to taking a position with respect to any such filing or other actions, (ii) to the extent reasonably required to permit appropriate coordination of efforts, permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any Action in connection with this Agreement or the transactions contemplated hereby, (iii) coordinate with the others in preparing and exchanging such information and (iv) promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the transactions

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contemplated hereby; provided, however, that, notwithstanding the foregoing, with respect to any such filing, presentation or submission, each of Parent, Merger Sub and the Company need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any applicable Legal Requirement requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any Governmental Authority in connection with any filings or other actions made pursuant hereto and (ii) any request by any Governmental Authority for amendments or supplements to any filings or other actions made pursuant to, or for information provided to comply in all material respects with any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or other action made pursuant to Section 6.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

(d) Reasonable Efforts. Subject to the express provisions of Section 6.2 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Sections 7, 8 and 9 to be satisfied; (ii) obtaining or making all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority; (iii) the obtaining of all consents, approvals or waivers from third parties, including, without limitation, in the case of the Company all applicable consents under the Company’s Contracts identified in Section 3.5(d) of the Disclosure Schedule, each such consent (each a “Required Consent” and collectively, the “Required Consents”); (iv) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of any such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any of its Subsidiaries to take, or agree to take, any Action of Divestiture (as defined below). For purposes of this Agreement, an “Action of Divestiture” shall mean (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Subsidiaries or, following the Effective Time, any assets or categories of assets of the Surviving Corporation or any of its Subsidiaries, (ii) the imposition of any limitation or regulation on the ability of Parent to operate, directly or indirectly, its business, the business of its Subsidiaries or, following the Effective Time, the business of the Surviving Corporation or any of its Subsidiaries or (iii) the imposition of any limitation or regulation on Parent’s ownership or control, direct or indirect, of its Subsidiaries or, following the Effective Time, the Surviving Corporation or any of its Subsidiaries.

6.5. Advice of Changes. From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent and the Company shall promptly advise the other party in

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writing to the extent it has Knowledge of (a) any event or circumstance that would reasonably be expected to result in any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) in this Agreement becoming untrue or inaccurate in any respect, (b) the failure by it (and, in the case of Parent, by Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, (c) any change or event having, or which is reasonably likely to have, a Material Adverse Effect or (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

6.6. Cooperation. Subject to compliance with applicable Legal Requirements, from the date hereof until the Effective Time, the Company shall confer on a regular and frequent basis with one or more representatives of the Parent to report operational matters that are material and the general status of ongoing operations.

6.7. Notice to Optionholders and Warrantholders. The Company shall notify the holders of the Company Options and Warrants of the transactions contemplated hereby as and to the extent required by the terms and conditions of the Company Options and Warrants, which notices shall be reasonably satisfactory to Parent.

6.8. Employee Benefit Plans. The Company shall have taken all actions necessary and appropriate to terminate the Company’s 401(k) plan (the “401(k) Plan”) prior to the Closing, including, without limitation, sending appropriate notices to the Company’s employees and the taking of all actions by the board of directors of the Company to effectuate the termination of the 401(k) Plan; provided that Company shall provide Parent for its review and comment advance copies of communications with the Company’s employees relating to such termination.

6.9. Representative.

(a) Unless otherwise required by applicable Legal Requirements, the Representative agrees that it (and its legal, financial, accounting and other representatives) shall hold in confidence all non-public information concerning the Company, Parent or any of their respective Subsidiaries, this Agreement or the transactions contemplated hereby in accordance with the terms of the Confidentiality Agreement as if the Representative were a party thereto.

(b) The Representative represents and warrants to Parent and Merger Sub that:

(i) The Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder.

(ii) This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by the Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

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(iii) The Escrow Agreement will be duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by the Parent and the Escrow Agent, will constitute a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

6.10. Employee Matters. Following the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize the service of each employee of the Company or any Subsidiary of the Company who continues his or her employment therewith after the Effective Time (each, an “Affected Employee”) with the Company or any of its Subsidiaries prior to the Effective Time (or such later transition date) as service with Parent and its Subsidiaries in connection with Parents’ Paid Time-Off Plan in which such Affected Employee participates and which is made available following the Effective Time by Parent or any of its Subsidiaries for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit pension plan).

6.11. Audit and Interim Balance Sheets. The Company and the Representative shall cause the Company’s public accountants to perform an audit of the Company and its Subsidiaries for the year ended December 31, 2004, which need not be completed prior to the Effective Time, and to deliver a copy of such audited financial statements to Parent. The fees and expenses of the accountants incurred in connection with such audit shall be paid by the Company and shall, to the extent such amount exceeds $35,000 (and in such case, only with respect to the amount in excess of $35,000), be deemed to be Seller Expenses hereunder. The Company and the Representative shall also prepare unaudited balance sheets for the Company and its Subsidiaries for each fiscal month completed after December 31, 2004 and prior to the Effective Time, in each case consistent with the Company’s ordinary course of business practice for preparation of monthly financial statements.

7. Conditions Precedent to the Obligations of Each Party to Effect the Merger. The respective obligations of each party under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

7.1. Stockholder Approvals. The Requisite Approvals shall have been obtained.

7.2. No Order. No temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect.

8. Additional Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions:

8.1.. Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company in this Agreement that is expressly qualified by a reference to materiality shall be true, complete and correct in all respects as so qualified, and each of the representations and warranties of the Company in this Agreement that is not so qualified shall be true, complete and correct in all material respects, in each case, at the Effective Time as though such representation or warranty had been made at the Effective Time (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date) and (ii) the Company and the Representative shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

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8.2. No Material Adverse Changes. Since the date of this Agreement, there shall not have occurred any circumstance or change in or effect on the Company or its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect.

8.3. Receipt of Stockholder Approval. The Company shall have delivered to Parent the Merger Consents from each Consenting Stockholder and the Requisite Approval Certificate pursuant to Section 6.1(a) and, if necessary under the MBCA, the Company shall have a duly noticed, called and held a meeting of its stockholders at which this Agreement, the Merger and the transactions contemplated hereby shall have been properly authorized and approved by the stockholders of the Company.

8.4. Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the secretary of the Company or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent as to (a) no amendments to the attached Articles of Organization or by-laws of the Company, (b) the attached actions taken by the Company’s Board of Directors and stockholders to authorize this Agreement, the Merger and the other transactions contemplated hereby (including copies of the relevant resolutions and tabulations of shareholder votes or written consents), and (c) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.

8.5. Compliance Certificate. The Parent shall have been provided with a certificate executed on behalf of the Company by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Sections 8.1 and 8.2 above has been satisfied.

8.6. Articles of Merger. The Company shall have executed and delivered the Articles of Merger.

8.7. Government Approvals and Required Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority identified on Section 3.5 or 3.6 of the Disclosure Schedule shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such consent, approval, order or authorization shall have been revoked and all Required Consents shall have been obtained in a manner reasonably satisfactory in form and substance to Parent.

8.8. Escrow Agreement. The Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.9. Books and Records. The Company’s minute books and stock record books shall have been delivered to Parent and, to the extent requested by Parent, all other documents, books, records, agreements and financial data in the possession of the Company shall have been made available to Parent.

8.10. Resignation of Officers and Directors. Each director and, to the extent requested by Parent, each officer of the Company and each of its Subsidiaries shall have tendered his or her written resignation to the Company, which resignation shall have been accepted by the Company and shall be effective at or prior to the Effective Time.

8.11. Government Litigation and Legal Requirements. There shall be no Action pending against the Parent, the Company or any of their respective affiliates by any Governmental Authority or any Legal

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Requirement enacted or deemed applicable (a) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby, (b) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (c) seeking to require an Action of Divestiture, (d) that otherwise would have a Material Adverse Effect or (e) that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (a) through (d) above.

8.12. Termination of 401(k) Plan. The Board of Directors of the Company shall have adopted resolutions terminating the Company’s 401(k) Plan no later than immediately prior to Closing and the Company shall have taken such action as is necessary to effect the termination of the Company’s 401(k) Plan in accordance therewith.

8.13. Conversion of Company Preferred Stock. All outstanding shares of Company Preferred Stock shall have been converted into shares of Company Common Stock in accordance with the Company’s Articles of Organization.

8.14. Indemnification Agreements. Each Consenting Stockholder shall have executed and delivered to Parent and Merger Sub an Indemnification Agreement.

8.15. Options and Warrants. There shall be no outstanding Options or Warrants other than the Options and Warrants to be cancelled pursuant to Section 2.1(e)(ii) and Section 2.1(e)(iii).

8.16. Termination of Certain Contracts. The Contracts identified on Schedule 8.16 shall have been terminated in all respects without any further force or effect, and without any obligations or liabilities thereunder on the part of the Company or any of its Subsidiaries, pursuant to instruments reasonably satisfactory to Parent.

8.17. Opinion of Counsel. Parent will have received an opinion dated the Closing Date of Morse, Barnes-Brown & Pendleton, P.C., counsel to the Company, substantially in the form attached hereto as Exhibit F.

8.18. Non-Competition and Non-Solicitation Agreements. Devon Kinkead, John Higley and Oleg Kishkovich shall each have entered into and delivered to Parent a Non-Competition and Non-Solicitation Agreement in a form acceptable to Parent, the effectiveness of which is contingent upon the consummation of the Merger.

8.19. Employment Offer Letters. Each of the Persons listed on Schedule 14.7 shall have entered into and delivered to Parent a countersigned employment offer letter accepting employment with Parent on terms acceptable to Parent, the effectiveness of which is contingent upon the consummation of the Merger.

8.20. General. All corporate and other proceedings in connection with the Merger and the other transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent and its counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

9. Conditions Precedent to Obligations of the Company. All obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

9.1. Representations, Warranties and Covenants. (i) Each of the representations and warranties of

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Parent and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true, complete and correct in all respects as so qualified, and each of the representations and warranties of Parent and Merger Sub in this Agreement that is not so qualified shall be true, complete and correct in all material respects, in each case, at the Effective Time as though such representation or warranty had been made at the Effective Time (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

9.2. Compliance Certificate. The Company shall have been provided with a certificate executed on behalf of the Parent by its President or Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 9.1 above has been satisfied.

9.3. Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

9.4. Articles of Merger. Merger Sub shall have executed and delivered the Articles of Merger.

9.5. Secretary’s or Assistant Secretary’s Certificates. Parent and Merger Sub shall have delivered to the Company a certificate of the Secretary or Assistant Secretary of Parent and a certificate of the Secretary or Assistant Secretary of Merger Sub, each dated as of the Closing Date, in form and substance reasonably satisfactory to the Company as to (a) the corporate actions taken by Parent and Merger Sub and their respective Boards of Directors and, in the case of Merger Sub, stockholders, to authorize this Agreement, the Merger and the other transactions contemplated hereby, and (b) the incumbency and signatures of the officers of Parent and Merger Sub executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Parent and Merger Sub pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.

9.6. Government Litigation and Legal Requirements. There shall be no Action pending against the Company or any of its affiliates by any Governmental Authority or any Legal Requirement enacted or deemed applicable (a) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby or (b) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation.

9.7. Opinion of Counsel. The Company will have received an opinion dated the Closing Date of Ropes & Gray LLP, counsel to Parent and Merger Sub, substantially in the form attached hereto as Exhibit G.

9.8. General. All corporate and other proceedings in connection with the Merger and the other transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

10. Survival. All representations and warranties of the Company, Parent and Merger Sub contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing and the Effective Time and shall terminate upon the later to occur of (A) twenty (20) business days after the release of audited financial statements covering the Company and its Subsidiaries for the fiscal year ending December 31, 2005 (but in no event later than March 31, 2006), or (B) twelve (12) months after the Effective Time and, except as otherwise provided in this Section 10, no claim for any breach of representation or warranty

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may be brought after the termination thereof; provided, however, that if any claims for indemnification have been asserted by any Parent Indemnified Party with respect to any representations or warranties prior to the time at which such representations or warranties would otherwise terminate, the representations and warranties on which any such claims are based shall continue in effect solely with respect to such claims until final resolution of such claims; and provided further that the representations and warranties set forth in Section 3.10 (Taxes) shall survive for the applicable statute of limitations and the representations and warranties set forth in Section 3.2 (Capitalization and Ownership of Shares) shall survive forever; and provided further that any claim for indemnification based upon fraud or intentional misrepresentation may be made at any time.

11. Termination.

11.1.. Termination prior to the Effective Time of the Merger. This Agreement may be terminated at any time prior to the Effective Time of the Merger, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by March 20, 2005 (the “Original End Date”); provided, however, that the Original End Date shall be extended to June 30, 2005 (the “End Date”) if the Merger shall not have been consummated as of the result of a failure to satisfy the conditions set forth in Section 7.2, Section 8.11 or Section 9.6 as of the Original End Date; provided further that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including, without limitation, the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Legal Requirement is final and nonappealable, as applicable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable prior to the Original End Date or the End Date, as the case may be, through the exercise of all reasonable efforts, then the Company may not terminate this Agreement under this Section 11.1(d) prior to thirty (30) days following the receipt of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 11.1(d) if it shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured so that such conditions would then be satisfied); and

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or the Representative set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company or the Representative is curable by the Company or the

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Representative prior to the Original End Date or the End Date, as the case may be, through the exercise of all reasonable efforts, then Parent may not terminate this Agreement under this Section 11.1(e) prior to the thirty (30) days following the receipt of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 11.1(e) if it shall have materially breached this Agreement or if such breach by the Company or the Representative is cured so that such conditions would then be satisfied).

11.2.. Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.2(a), Section 6.9(a), this Section 11.2, Section 11.3 and Section 14, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement or willful failure to fulfill any condition set forth in this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

11.3. Fees and Expenses. Except as otherwise provided in this Agreement, all Transaction Expenses (as defined below) of each party shall be paid by such party whether or not the Merger is consummated (it being understood that the Company Stockholders are obligated to pay the Transaction Expenses of the Company and its Subsidiaries and the Representative); provided, however, that, in the event this Agreement is terminated by the Company pursuant to Section 11.1(d) or Parent pursuant to Section 11.1(e), nothing contained in this Section 11.3 shall preclude the terminating party from seeking reimbursement for its Transaction Expenses from the breaching party, together with all other claims, damages and remedies that may be available to such terminating party. All Transaction Expenses of the Company and its Subsidiaries shall be treated as Seller Expenses under this Agreement, subject to reimbursement by a claim for indemnification pursuant to Section 12.1(a)(iii). The term “Transaction Expenses” shall mean any and all legal, accounting (except for the expenses, not to exceed $35,000 of an audit by the Company’s public accountants of the Company and its Subsidiaries for the year ended December 31, 2004), consulting, investment banking, financial advisory, financial sponsor, brokerage and any other fees, costs and expenses (including any and all premiums or other costs associated with making or obtaining all consents, approvals, orders, authorizations, registrations, declarations and filings) incurred in connection with this Agreement, the Merger or any of the transactions contemplated hereby.

12. Indemnification.

12.1. Indemnity by Company Securityholders.

(a) Each (i) Company Stockholder who surrenders his, her or its certificate(s) and accepts payment of his, her or its Initial Merger Payment upon conversion of the share(s) of Company Common Stock represented by such certificate(s) pursuant to Section 2.2, and (ii) holder of Company Options or Warrants who receives payment pursuant to Section 2.1(e) shall be deemed to have agreed to jointly and severally indemnify, defend and hold harmless Parent, Merger Sub and their respective directors, officers and affiliates (including, without limitation, following the Effective Time, the Surviving Corporation and its Subsidiaries) (collectively, the “Parent Indemnified Parties”), but solely from the Escrow Funds (subject to the immediately following sentence and to the terms of the Escrow Agreement), from, against and in respect of any and all Damages arising from or related to any of the following (each a “Parent Claim”):

(i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or in any certificate required to be delivered by the Company under

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this Agreement, including without limitation the Requisite Approval Certificate (the Damages with respect to which shall be determined for all purposes of this Section 12 disregarding all qualifications as to materiality, including, without limitation, each reference to the defined term “Material Adverse Effect” contained in any such representation or warranty);

(ii) any breach or non-fulfillment of any covenant or agreement made or to be performed by the Company or the Representative in this Agreement or in any agreement or instrument entered into in connection with this Agreement;

(iii) the amount of any Seller Expenses to the extent that the amount of Seller Expenses exceeds the amount of Estimated Seller Expenses included in the calculation of the Merger Consideration pursuant to Section 2.1(a)(iii);

(iv) the amount of any Working Capital Adjustment to the extent that the amount of the Working Capital Adjustment exceeds the amount of the Estimated Working Capital Adjustment included in the calculation of the Merger Consideration pursuant to Section 2.1(a)(iii);

(v) any fraud or intentional misrepresentation by the Company;

(vi) any amount paid by Parent, the Company or the Surviving Corporation to any Company Stockholder with respect to Dissenting Shares pursuant to Part 13 of the MBCA in excess of the value such Person would have received in the Merger for such Dissenting Shares had such shares been converted pursuant to Section 2.1(a), and all interest, costs, expenses and fees incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Part 13 of the MBCA;

(vii) any inaccuracy or incompleteness in any of the minute books of the Company or any of its Subsidiaries delivered to Parent; provided that the indemnification provided for pursuant to this clause (vii) shall only be available until the Initial Distribution Date (as defined in the Escrow Agreement) but any claims made in respect thereof prior to the Initial Distribution Date may be continued after the Initial Distribution Date in accordance with the terms of the Escrow Agreement; or

(viii) any product warranty claim in excess of the first $100,000 in the aggregate of such claims related to Company products sold or delivered prior to the Closing Date; provided that the indemnification provided for pursuant to this clause (viii) shall only be available until the Second Distribution Date (as defined in the Escrow Agreement) but any claims made in respect thereof prior to the Second Distribution Date may be continued after the Second Distribution Date in accordance with the terms of the Escrow Agreement;

(ix) any (1) failure to have valid rights to use, all of the Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted or to have a valid right to transfer such rights, (2) infringement upon any Intellectual Property owned by any third party in the conduct of the business of the Company and its Subsidiaries as currently conducted, (3) infringement upon any intellectual property rights of any third party as a result of the Company’s exercise and practice of the Intellectual Property in the same manner as currently used by the Company and as proposed to be conducted, or as a result of the operation and use of the Company’s products derived from the Intellectual Property, (4) failure to possess all of the Intellectual Property necessary in order to manufacture, assemble, test or operate the Company’s

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products, or (5) products manufactured by the Company heretofore sold that were produced by the Company using Intellectual Property for which the Company did not have a valid right to use or common methods and processes in the public domain; provided that the indemnification provided for pursuant to this clause (ix) shall only be available until the Initial Distribution Date but any claims made in respect thereof prior to the Initial Distribution Date may be continued after the Initial Distribution Date in accordance with the terms of the Escrow Agreement.

Notwithstanding (and in addition to) the foregoing, pursuant to the Indemnification Agreements, the Consenting Stockholders shall severally (and not jointly), in proportion to such Consenting Stockholders’ pro rata share of the aggregate Merger Consideration payable hereunder to all Company Securityholders, be personally liable for any amount of Damages in excess of the Escrow Funds received by Parent from the Escrow Agent, with respect to any claims for indemnification: (a) made pursuant to Section 12.1(a)(v) (fraud or intentional misrepresentation); (b) made pursuant to Section 12.1(a)(i) with respect to the representations and warranties of the Company contained in Section 3.2 (Capitalization and Ownership of Shares), (c) made pursuant to 12.1(a)(i) with respect to the representations and warranties of the Company contained in Section 3.10 (Taxes); provided, however, that no such Consenting Stockholder shall be individually liable for more than the amount of the payments actually received by such Consenting Stockholder under Section 2 (including all amounts distributed to such Consenting Stockholder from the Escrow Funds).

(b) The Parent Indemnified Parties may not receive any Escrow Funds with respect to claims for indemnification made pursuant to Sections 12.1(a)(i), 12.1(a)(vii), 12.1(a)(viii) or 12.1(a)(ix) unless and until indemnifiable Damages hereunder shall aggregate to more than $100,000 after which time the Parent Indemnified Parties shall be entitled to receive an amount equal to the full amount of all such Damages from the first dollar.

12..2. Certification of Claims. If a Parent Indemnified Party is of the opinion that any Parent Claim has occurred or will or may occur, an authorized officer or representative of such Parent Indemnified Party, as applicable, shall so notify the Representative, and each such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such asserted Parent Claim.

12.3. Third Party Actions. In the event any Action is instituted against a Parent Indemnified Party which involves or appears reasonably likely to involve a Parent Claim for which indemnification may be sought (a “Third Party Claim”), Parent will, promptly after receipt of notice of any such Action, notify the Representative of the commencement thereof. The failure to so notify the Representative of the commencement of any such Action or the failure to so notify in a timely manner will relieve the Company Securityholders from liability in connection therewith only to the extent that such failure materially and adversely affects the ability of the Company Securityholders to defend their interests in such Action. The Company Securityholders (at their expense), acting by and through the Representative, shall have the right and shall be given the opportunity to assume and control the defense of such Action with counsel of their choice reasonably satisfactory to such Parent Indemnified Party; provided that such Parent Indemnified Party and its counsel (at such Parent Indemnified Party’s expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such Action; provided further that the Company Securityholders shall pay the fees and expenses of such separate counsel retained by the Parent Indemnified Party (a) incurred by the Parent Indemnified Party prior to the date that the Company Securityholders assume control of the defense of such Action or (b) if representation of both the Parent Indemnified Party and the Company Securityholders by the same counsel would create a conflict of interest; and provided further that the Company Securityholders shall not have such right or opportunity to assume and control the defense of any such Action and shall pay the fees and expenses of counsel retained by the Parent Indemnified Party in the event and to the extent that (v) such Action relates to, or

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arises in connection with, any criminal proceeding, action, indictment, allegation or investigation or any regulatory enforcement action, (w) such Action alleges Damages in excess of the then available Escrow Funds (after deducting the full amount of all pending claims for Damages) and counsel retained by the Parent Indemnified Parties is conducting the defense of such Action actively and diligently, (x) the Parent Indemnified Party reasonably believes that an adverse determination with respect to such Action would be detrimental to the Parent Indemnified Party’s reputation or continuing business interests, (y) such Action seeks an injunction or other equitable relief against the Parent Indemnified Party or (z) the Company Securityholders fail to conduct the defense of such Action actively and diligently. The Company Securityholders’ right to assume and control such defense shall be exercisable by written notice from the Representative to Parent within 10 calendar days following the Representative’s receipt of notice of such Action from such Parent Indemnified Party. Whether or not the Company Securityholders so elect to assume such defense, Parent shall not, except at its own cost, make any settlement with respect to any such Action without the prior written consent of the Representative (which such consent shall not be unreasonably withheld or delayed). The Parent Indemnified Party’s consent to the settlement of any such Action shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment by the Representative or the Company Securityholders of a monetary amount and includes a full and unconditional release of any and all claims against such Parent Indemnified Party and does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of such Parent Indemnified Party.

12.4. Definition of Damages; Other Matters.

(a) For purposes of this Section 12, the term “Damages” shall mean the amount of any loss, claim, demand, damage, liability, judgment, fine, penalty, cost or expense (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses) actually incurred, including, without limitation, any costs of defending any Actions or enforcing the Parent Indemnified Party’s rights under this Agreement.

(b) An indemnification claim under this Section 12 shall be reduced by and to the extent that a Parent Indemnified Party shall have received proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of such indemnification claim by such Parent Indemnified Party.

(c) The Parent Indemnified Parties will not be entitled to indemnification pursuant to Section 12.1(a)(i) with respect to punitive damages.

12.5. Remedies Available. Except for remedies that cannot be waived as a matter of law and except for claims based on fraud or intentional misrepresentation, the Parent Indemnified Parties shall have no claim or cause of action, whether in contract, tort, under statute or otherwise against the Company Securityholders for monetary damages arising out of or relating to this Agreement, the representations, warranties, covenants and agreements contained herein or the transactions contemplated hereby except as set forth in this Section 12 or except as provided for in the Indemnification Agreements, which shall be the sole and exclusive remedies of the Parent Indemnified Parties from and after the Closing; provided, however, that nothing set forth in this sentence will limit or impair the rights and remedies that any party hereto may have for equitable relief or specific performance or for breaches of covenants or inaccuracies in any representations or warranties set forth in any other agreement contemplated by this Agreement.

13. Representative.

13.1. Powers of the Representative. The Representative shall have and may exercise all of the

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powers conferred upon him pursuant to this Agreement and the Escrow Agreement, including, without limitation:

(a) The power to execute as Representative the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;

(b) The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Company Securityholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Company Securityholder individually, as applicable), and to take any and all action for and on behalf of the Company Securityholders, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument;

(c) The power (subject to the provisions of Section 13.2 hereof) to contest, negotiate, defend, compromise or settle any Actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Company Securityholders, authorize payment to any Parent Indemnified Party of the Escrow Funds, or any portion thereof, in satisfaction of any Parent Claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Parent Claims, resolve any Parent Claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement, or otherwise, and take or forego any or all actions permitted or required of any Company Securityholder or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement; and

(d) The power to consult with legal counsel, independent public accountants and other experts selected by it;

(e) The power to review, negotiate and agree to any adjustments to the Merger Consideration pursuant to Section 2.3 and to receive any payments and authorize any payments from the Escrow Funds in satisfaction of any payment or other obligation, in each case, on behalf of the Company Securityholders, as contemplated thereunder;

(f) The power to waive any terms and conditions of this Agreement or the Escrow Agreement (other than the payment of the Aggregate Allocable Portion of the Merger Consideration in accordance with the terms hereof and in the manner provided herein); and

(g) The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Representative reasonably believes are in the best interests of the Company Securityholders.

13.2. Claims by Parent.

(a) Upon receipt of any Parent Claim pursuant to Section 12.2 or 12.3, the Representative shall give prompt notice of the amount and details thereof (to the extent of the information in his or her possession) to the Company Securityholders.

(b) As soon as possible thereafter, the Representative shall notify the Company Securityholders

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of the proposed action which the Representative recommends shall be taken in response to such Parent Claim, and shall include a form of consent to such action to be signed and returned by the Requisite Majority of the Company Securityholders to the Representative.

(c) Prior to the settlement of any Parent Claim, or the release of any portion of the Escrow Funds to any Parent Indemnified Party other than as a result of a final arbitration award or court order, the proposed settlement must receive the written approval of Company Securityholders holding a majority interest in the Escrow Funds held in escrow at such time (the “Requisite Majority”) evidenced by a writing executed by such Requisite Majority of the Company Securityholders. In the event that the Representative shall be unable for any reason to obtain the written approval of the Requisite Majority of the Company Securityholders with respect to any question, either because of shortness of time, disagreement among the Company Securityholders, or for any other reason, the Representative shall have the discretion to take such action as he or she shall determine to be in the best interest of all of the Company Securityholders, including, without limitation, authorizing the distribution to any Parent Indemnified Party of any portion of the Escrow Funds; provided, however, that, in any event, all Company Securityholders are treated in substantially the same manner. In circumstances when the Representative shall be able to and shall have obtained the written approval of the Requisite Majority of the Company Securityholders, the Representative shall only take such actions with respect to the Escrow Funds as shall be consistent with the consent or approval received from such Requisite Majority of the Company Securityholders; and provided, further, that Parent, Merger Sub, the Company and the Surviving Corporation shall have no liability to any Company Securityholder in such event.

13.3. Notices. Any notice given to the Representative will constitute notice to each and all of the Company Securityholders at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Company Securityholders. Parent, Merger Sub, the Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Company Securityholders.

13.4. Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Escrow Agreement.

13..5. Reimbursement and Liability of Representative.

(a) The Representative shall serve as the Representative without compensation; provided, however, that each Company Securityholder agrees to reimburse the Representative for such Company Securityholder’s Pro Rata Share of all reasonable out-of-pocket expenses incurred by the Representative in the performance of his or her duties hereunder. Each Company Securityholder agrees that such Company Securityholder’s Pro Rata Share of such reasonable out-of-pocket expenses may be deducted by the Representative from amounts distributed to the Representative, on behalf of the Company Securityholders, from the Escrow Funds prior to delivery of such Escrow Funds to the Company Securityholders.

(b) The Representative shall not be personally liable as the Representative to any Company Securityholder for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Company Securityholders shall severally (but not jointly) indemnify the Representative and hold the Representative harmless against any Damages incurred without negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder.

13.6. Reliance on Representative. Parent, Merger Sub, their respective affiliates (including,

Exhibit Volume Page 68 of 84

without limitation, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled in good faith to rely on the appointment of Richard Condon as Representative and treat such Representative as the duly appointed attorney-in-fact of each Company Securityholder and as having the duties, power, and authority provided for in this Agreement. None of Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) or the Escrow Agent shall be liable to any Company Securityholder for any actions taken or omitted by them in good faith in reliance upon any instructions, notice or other instruments delivered by the Representative. No resignation of the Representative shall become effective unless at least 30 calendar days prior written notice of the replacement or resignation of such Representative shall be provided to Parent and the Escrow Agent. Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled in good faith to rely at any time after receipt of any such notice on the most recent notice so received. If the Representative shall be unable or unwilling to serve in such capacity, his or her successor who shall serve and exercise the powers of the Representative hereunder shall be named by the Requisite Majority of the Company Securityholders.

14. Miscellaneous.

14.1. Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by overnight prepaid courier, or by facsimile (receipt confirmed) to:

if to Parent or
Merger Sub:	Mykrolis Corporation
129 Concord Road
Billerica, MA 01821
Attention: General Counsel
Facsimile: (978) 436-6739

with a copy to:	Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: David B. Walek, Esq.
Facsimile: (617) 951-7050

if to the Company:	Extraction Systems, Inc.
10 Forge Park
Franklin, MA 02038
Attention: Robert E. Brierley
Facsimile: (508) 553-3901

Exhibit Volume Page 69 of 84

with a copy to:	Morse, Barnes-Brown & Pendleton, P.C.
Reservoir Place
1601 Trapelo Road
Waltham, MA 02451
Attention: Jonathan D. Gworek, Esq.
Facsimile: (781) 622-5933

if to the
Representative:	Richard Condon
60 Westwind Drive
Jamestown, RI 02835
Facsimile: (401) 423-2967

with a copy to:	Richard Condon
83 Ocean Drive
Punta Gorda, FL 33950
Facsimile: (941) 637-0693

and a copy to:	Extraction Systems, Inc.
10 Forge Park
Franklin, MA 02038
Attention: Robert E. Brierley
Facsimile: (508) 553-3901

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid. Any notice to be given to any Company Stockholder hereunder shall be given to the Representative or, if for any reason there ceases to be a Representative, to each Company Stockholder (at the address set forth on Schedule 2.1(a)(iv)).

14..2. Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Parent and, following the Effective Time, Representative.

14.3. Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

14.4. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

14.5. Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that

Exhibit Volume Page 70 of 84

each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).

14.6. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their respective successors, heirs or permitted assigns.

14.7. Definition of Knowledge. For purposes of this Agreement, (a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, (b) the Company and its Subsidiaries will be deemed to have “Knowledge” of a particular fact or other matter if any of the individuals listed on Schedule 14.7 is actually aware of such fact or other matter or such individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry within the Company concerning the existence of such fact or other matter, and (c) Parent and Merger Sub will be deemed to have “Knowledge” of a particular fact or other matter if its Chief Financial Officer or General Counsel is actually aware of such fact or other matter or such individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry within the Company concerning the existence of such fact or other matter.

14.8. Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to the conflicts of laws provisions thereof). Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in The Commonwealth of Massachusetts and hereby consents to the jurisdiction and venue of such tribunal. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as provided in Section 14.1 hereof, and consents to the exercise of jurisdiction of the courts of The Commonwealth of Massachusetts over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

14.9. Entire Agreement. This Agreement, including the Schedules and Exhibits and the other agreements referred to herein (including, without limitation, the Confidentiality Agreement, the Escrow Agreement, the Stockholder Consents and the Non-Competition and Non-Solicitation Agreements), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Schedules, Exhibits or such other agreements and this Agreement, including such Schedules, Exhibits and such other agreements supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

14.10. Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after

Exhibit Volume Page 71 of 84

approval and adoption of this Agreement and the Merger by the stockholders of the Company and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding the foregoing, after receipt by Parent of the Requisite Approval Certificate, this Agreement may not be amended to (a) change the amount of cash to be received by the Company Securityholders in the Merger, (b) change the articles of organization of the Company (except as permitted under Part 10.05 of the MBCA) or (c) change any of the other terms or conditions of this Agreement if such change would adversely affect the Company Securityholders in any material respect.

15. Definition Glossary

Defined Term	Section Location
401(k) Plan	0
Accountants	0
Action of Divestiture	0
Actions	0
Affected Employee	0
Aggregate Allocable Portion of the Escrow Amount	0
Aggregate Allocable Portion of the Merger Consideration	0
Agreement	Preamble
Allocable Portion of the Merger Consideration	2.1(a)(i)
Audited Financial Statements	0
Balance Sheet	0
Articles of Merger	0
Closing	0
Closing Date	0
Code	0
Company	Preamble
Company Charter Documents	6.1(a)
Company Common Stock	Preamble
Company Option	2.1(e)(i)
Company Preferred Stock	Preamble
Company Securities	0
Company Securityholders	Preamble
Company Stock	Preamble
Company Stockholders	Preamble
Company’s Registered Intellectual Property	0
Confidentiality Agreement	0
Consenting Stockholders	6.1(a)
Contract	0
Damages	0

Exhibit Volume Page 72 of 84

default	0
Delaware Law	Preamble
Disclosure Schedule	0
Dissenting Shares	Error! Reference source not found.
Effective Time	0
End Date	0
Environmental Laws	0
ERISA	0
Escrow Account	0
Escrow Agent	0
Escrow Agreement	0
Escrow Amount	0
Escrow Funds	0
Estimated Seller Expenses	0
Estimated Working Capital Adjustment	2.1(a)(iii)
Exchange Act	4.2(b)
Financial Statements	0
GAAP	0
Governmental Authorities	0
Hazardous Substance	0
Indebtedness	0
Indemnification Agreement	6.1(a)
Information Statement	3.30
Initial Merger Payment	0
Intellectual Property	0
Interim Balance Sheet	0
Interim Financial Statements	0
IRS	0
Knowledge	0
Large Customers	0
Legal Requirements	0
Material Adverse Effect	0
Merger	0
Merger Consent	6.1(a)
Merger Consideration	0
Merger Sub	Preamble
Net Cash	2.3(d)
Net Working Capital	0
Non-Competition and Non-Solicitation Agreements	Preamble
Option Plan	2.1(e)(i)
Original End Date	0
Parent	Preamble
Parent Claim	0
Parent Indemnified Parties	0
Paying Agent	0
PCBs	0
Permits	0
Person	0

Exhibit Volume Page 73 of 84

Plan	0
Pro Rata Share	0
Proprietary Product	0
Related Party	0
Representative	0
Required Consents	6.4(d)
Requisite Approval Certificate	6.1(a)
Requisite Approvals	0
Requisite Majority	0
Securities Act	3.4
Security Interest	0
Seller Expenses	0
Stockholder Consent	6.1(a)
Stockholders’ Equity	2.3(d)
Stockholders Information	3.26
Subsidiary	0
Subsidiary Securities	0
Surviving Corporation	0
Third Party Claim	0
Transaction Expenses	0
Vested Company Options	2.1(a)(ii)
Warrants	0
Working Capital Adjustment	2.1(a)(iii)

Remainder of page intentionally blank

Exhibit Volume Page 74 of 84

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

MYKROLIS CORPORATION

By:	/s/ Gideon Argov
Name:	Gideon Argov
Title:	Chief Executive Officer

STINGRAY MERGER CORPORATION

	By:	/s/ Peter W. Walcott
	Name:	Peter W. Walcott
	Title:	Vice President

EXTRACTION SYSTEMS, INC.

	By:	/s/ Devon Kinkead
	Name:	Devon Kinkead
	Title:	President

REPRESENTATIVE

	By:	/s/ Richard Condon
	Name:	Richard Condon

Exhibit Volume Page 75 of 84

SCHEDULE 6.1

Consenting Stockholders

Venture Capital Fund of New England

Black & Company / Howland Capital Management

Richard George

Richard Condon

Devon Kinkead

John Higley

Exhibit Volume Page 76 of 84

SCHEDULE 8.16

Contracts to be Terminated

The following agreements/contracts are being terminated in connection with the Merger:

1. Series F Convertible Preferred Stock Purchase Agreement, dated as of March 10, 1995

2. Fourth Amended and Restated Registration Rights Agreement, dated as of March 10, 1995, as amended.

Exhibit Volume Page 77 of 84

SCHEDULE 14.7

Company Knowledge

1.	Devon Kinkead
2.	Robert Brierley
3.	John Higley
4.	William Goodwin
5.	David Ruede
6.	Oleg Kishkovich
7.	Jurgen Lobert
8.	Jim Mastrobuono

Exhibit Volume Page 78 of 84